As filed with the Securities and Exchange Commission on May ____, 2002


                           Registration No. 333-76090

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 4 TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               COLOR IMAGING, INC.
                 (Name of Small Business Issuer in Its Charter)

                Delaware                   3861                            13-3453420
(State or Jurisdiction of          (Primary Standard Industrial     (IRS Employer Identification
 Incorporation or Organization)      Classification Code Number)        Number)

                 4350 Peachtree Industrial Boulevard, Suite 100
                             Norcross, Georgia 30071
                                 (770) 840-1090
          (Address and Telephone Number of Principal Executive Offices)

                   Michael W. Brennan, Chief Executive Officer
                               Color Imaging, Inc.
                 4350 Peachtree Industrial Boulevard, Suite 100
                             Norcross, Georgia 30071
                       (770) 840-1090; Fax: (770) 242-3494
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                          T. Clark Fitzgerald III, Esq.
                             Anthony L. Duncan, Esq.
                            Arnall Golden Gregory LLP
                            2800 One Atlantic Center
                           Atlanta, Georgia 30309-3450
                      (404) 873-8150; Fax: (404) 873-8151)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable from time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed Maximum           Proposed Maximum
   Title of Each Class                      Amount to Be          Offering Price            Aggregate Offering        Amount Of
of Securities to be Registered              Registered              Per Share                     Price             Registered Fee
----------------------------------------  ------------------   ----------------------   ----------------------   -------------------

Common Stock, $.01 par value
 offered by selling stockholders            3,959,487          $     3.10(1)            $  12,274,409.70(1)      $      1,129.25

Units, each consisting of: (3)
 (i)   One share of Common Stock,
       $.01 par value; and                  3,500,000          $     2.00                $ 7,000,000.00          $        644.00

 (ii)  One warrant to purchase one share
       of Common Stock, $.01 par value      3,500,000          $     2.00(2)             $ 7,000,000.00          $        644.00

Common Stock, $.01 par value (3)            7,000,000          $     1.40                $ 9,800,000.00                         (3)
                                        ------------------     ----------------------    ----------------------  -------------------
              Total                       10,959,487                                     $ 26,274,409.70          $     2,417.25(4)

(1) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based on the average of the bid and ask price per share of Common Stock of the registrant as reported on the OTC Bulletin Board on December 24, 2001.
(2)  Based upon the exercise price of the warrants.
(3) We are offering up to either 3,500,000 Units consisting of one share of common stock and one warrant to purchase one share of common stock or 7,000,000 shares of common stock or a combination thereof. The fee has been calculated based upon the higher Unit price of $2.00 per Unit.
(4) $4,010 previously paid. The filing fee has been adjusted in accordance with the Investor and Capital Markets Fee Relief Act signed January 16, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   PRELIMINARY PROSPECTUS, DATED MAY 31, 2002


                                      UP TO
                  3,500,000 UNITS OF COMMON STOCK AND WARRANTS
                                       OR
                                7,000,000 SHARES
                                   OFFERED BY
                               COLOR IMAGING, INC.
                                       AND
                3,959,487 SHARES OFFERED BY SELLING STOCKHOLDERS

Color Imaging, Inc. is offering to sell up to 3,500,000 Units representing an aggregate of 3,500,000 shares of common stock and warrants exercisable into 3,500,000 shares of common stock. The price per Unit is $2.00 for an aggregate offering price of $7,000,000. Each Unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $2.00. The warrant expires on December 31, 2003. We will require investors to purchase at least 100,000 Units. See "Description of Securities."

Alternatively, investors purchasing a minimum of 1,000,000 shares of our common stock may purchase such shares at $1.40 per share; provided that, any such purchaser agrees to a contractual lock-up for a period of 9 months. Shares of common stock purchased at $1.40 per share will not include warrants. We will sell the Units and our common stock on a best-efforts basis and our offering will terminate on June 30, 2003, unless the entire offering has been sold prior to that time or otherwise terminated or extended until December 31, 2003.

Our offer is limited to a maximum of either 7,000,000 shares of common stock or 3,500,000 Units or a combination thereof.

Our selling stockholders are offering to sell up to 3,959,487 shares of common stock. The selling stockholders may sell our common stock on the open market at market prices in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of such stock, except and unless shares of our common stock underlying warrants held by the selling stockholders are exercised other than by cashless exercise, nor pay any broker commissions in connection with such sales.

Our common stock is quoted on the OTC Bulletin Board under the symbol CIMG. On May 30, 2002, the closing price of our stock was $2.10 per share.

There is no public market for our warrants. We do not intend to apply, and are not obligated to apply, for listing of the warrants on any securities exchange or automated quotation system.

                              --------------------

You should carefully consider each of the risk factors described under "Risk Factors" beginning on page 4 of this prospectus.

                              --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is May __, 2002

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary.............................................................1
Risk Factors...................................................................4
Use Of Proceeds...............................................................10
Capitalization................................................................11
The Company...................................................................12
Market For Common Stock And Related Stockholder Matters.......................19
Management's Discussion And Analysis..........................................20
Directors, Executive Officers, Promoters And Control Persons..................25
Security Ownership Of Certain Beneficial Owners And Management................30
Certain Relationships And Related Transactions................................31
Description Of Securities.....................................................32
Material Federal Tax Considerations...........................................34
Selling Stockholders..........................................................35
Plan Of Distribution..........................................................39
Legal Matters.................................................................41
Independent Auditors..........................................................41
Indemnification...............................................................41
Further Information...........................................................41
Index To Consolidated Condensed Financial Statements.........................F-1

                               PROSPECTUS SUMMARY

You should read this summary together with the other information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.

COLOR IMAGING, INC.

OVERVIEW

We develop, manufacture and market products used in electronic printing, analog and digital copiers and supply high-speed digital printing systems. These high speed digital printing systems print in real-time directly on offset presses. Offset presses are presses that utilize plates and ink to print on paper and other materials. We conduct our business through two separate operating units, Color Imaging, Inc. ("Color"), and Logical Imaging Solutions, Inc. ("Logical"). Color develops, purchases from others and markets electronic printing products, including black text, color, magnetic character recognition and specialty toners, and provides other parts and accessories for laser printers and digital copiers. Logical designs, manufactures and integrates proprietary software and hardware with components made by third parties into a complete printing system and offers related technical support and supplies. Logical's printing system allows commercial printers to digitally process and print data and images that may change from page to page, also known as variable data, at high speeds directly on commercial offset web presses. This capability saves time and money for the printer and customer.

COLOR

Since 1989, Color has developed and manufactured products used in electronic printing. Color formulates and produces black text and specialty toners, including color and magnetic character recognition toners for numerous laser printers. Color's toners permit the printing of a wide range of user-selected colors and also the full process color printing of cyan, yellow, magenta and black. Magnetic character recognition toners enable the printing of magnetic characters which are required for the high-speed processing of checks and other financial documents. Color also supplies other consumable products used in electronic printing, and photocopying, including toner cartridges, cartridge components, photoreceptors and imaging drums.

Color has continually expanded its product line and manufacturing capabilities. This expansion has led to the creation of more than 130 different black text, color, magnetic character recognition and specialty toner formulations, including aftermarket toners and imaging products for printers and facsimile machines manufactured by Brother(TM), Canon(TM), Delphax(TM), Hewlett Packard(TM), IBM(TM), Lexmark(TM), Sharp(TM), Xerox(TM), Minolta(TM), Mita(TM), Panafax(TM), Pentax(TM), Pitney Bowes(TM), Epson(TM), Fuji-Xerox(TM), Toshiba(TM), Kyocera(TM), Okidata(TM), Panasonic(TM), and printing systems developed by Logical. Color also manufacturers and or markets toners for use in Ricoh, Sharp(TM), Xerox(TM), Canon(TM), Lanier(TM) and Toshiba(TM) copiers. Color also offers product enhancements, including imaging supplies that enable standard laser printers to print magnetic character recognition data. Color markets branded products directly to OEMs and its aftermarket products worldwide to distributors and remanufacturers of laser printer toner cartridges and to dealers and distributors of copier products.

LOGICAL

Logical designs, assembles and markets a complete printing system, SOLUTION2000, to commercial printers. When installed directly on an offset printing press, the SOLUTION2000 expands printing capabilities to include the printing of variable data and images, including bar codes, magnetic character recognition data and unlimited alphanumeric sequencing. These functions allow commercial printers to digitally process and print variable data at high speeds where previously they were able to only print fixed images from printing plates or cylinders installed on their offset printing presses. Since its founding in 1993, Logical's development efforts have focused on creating a high-speed digital variable data printing system for commercial printing applications that combines software, hardware and consumable products not only for black text for image printing but also in color. Logical also offers a full line of consumable products, including toners, print cartridges and toner fusing assemblies. Our strategy is to continually build an installed base of printer systems that will generate a recurring demand for these consumable products.

Logical is developing the DigitalColorPress, a Solution series of printing systems incorporating color printing capabilities. The DigitalColorPress can print variable data in color at rates exceeding 250 pages-per-minute. This is in contrast to other products which do not print directly on the press and print at speeds of approximately 85 pages per minute. We believe that this represents an attractive alternative for high-speed offset printing applications because it reduces steps and labor in the print process. We intend to market Logical's DigitalColorPress color printing system as an enhancement to existing Solution series installations and as an upgrade for other printing systems.

THE OFFERING

This prospectus relates to an offering by us of up to 3,500,000 Units representing an aggregate of 3,500,000 shares of common stock and warrants exercisable into 3,500,000 shares of common stock. The price per Unit is $2.00 for an aggregate offering price of $7,000,000. Each Unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $2.00. The warrant expires on December 31, 2003. We will require investors to purchase at least 100,000 Units.

Alternatively, investors purchasing a minimum of 1,000,000 shares of our common stock may purchase such shares at $1.40 per share; provided that any such purchaser agrees to a contractual lock-up for a period of 9 months. Shares of common stock purchased at $1.40 per share will not include warrants. We will sell the Units and our common stock on a best-efforts basis and our offering will terminate on June 30, 2003, unless the entire offering has been sold prior to that time or otherwise terminated or extended until December 31, 2003. There will be no escrow account. We will immediately use all of the proceeds received from the sale of the Units.

Our offer is limited to a maximum of either 7,000,000 shares of common stock or 3,500,000 Units or a combination thereof.

There is no public market for our warrants. We do not intend to apply, and are not obligated to apply, for listing of the warrants on any securities exchange or automated quotation system.

This prospectus also relates to the resale of up to 3,959,487 shares of our common stock by several of our stockholders. The selling stockholders are not required to sell our common stock and sales of our stock are entirely at the discretion of the selling stockholders. The selling stockholders may sell such stock either on the open market at market prices in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. The selling stockholders may offer their shares at a price that is lower than the price we offer our shares. We will not receive any of the proceeds of sale of our stock by the selling stockholders, except and unless shares of our common stock underlying warrants held by the selling stockholders are exercised other than by cashless exercise, nor will we pay any broker commissions in connection with such sales.

Our common stock is quoted on the OTC Bulletin Board under the symbol CIMG. On May 30, 2002, the closing price for our stock was $2.10 per share. We will pay the costs of registering the offer and sale of the securities offered hereby with the Securities and Exchange Commission and any required state securities agencies.

Units Offered by Color Imaging, Inc....................................3,500,000

Offering Price Per Unit....................................................$2.00

Common Stock Offered by Selling Stockholders(1)........................3,959,487

OTC Bulletin Board Symbol...................................................CIMG

Common Stock Outstanding Before the Offering..........................10,099,880

Common Stock to be outstanding after the offering (2).................13,599,880

Use of Proceeds from Units Offered by Color Imaging, Inc.(3)..........$6,710,000

------------------

(1)  Includes shares of common stock underlying warrants.

(2) Excludes shares of common stock underlying warrants that comprise the Units being offered. In the event no Units are sold and all shares of common stock are subscribed 17,099,880 shares of common stock will be outstanding.

(3) Assumes all Units are sold. In the event that common stock is sold in place of Units, our net proceeds will increase by $2.8 million and such proceeds will be used for general corporate purposes, including working capital.

We will receive approximately $6,710,000 in net proceeds (assuming we sell all the Units) in this offering, excluding any proceeds that may be derived from the exercise of warrants included in the Units offered by us or by certain selling stockholders. In the event that common stock is sold in place of Units, our net proceeds will increase by $2.8 million and the additional proceeds will be used for general corporate purposes, including working capital. To the extent proceeds are not required in the amount(s) outlined for the purposes described hereafter, such proceeds will be used for general corporate purposes. Our intended uses of the proceeds are listed below in descending order of priority:

For accounts payable and other corporate and offering expenses:.......$1,000,000
To repay affiliate borrowings:........................................$1,000,000
To retire debt:.......................................................$  375,000
For other general corporate purposes including working capital........$4,335,000

Our executive offices are located at: 4350 Peachtree Industrial Boulevard, Suite 100, Norcross, Georgia 30071 and our telephone number is: (770) 840-1090. . In this prospectus, "Color," "we," "us," and "our" refer to Color Imaging, Inc. and its subsidiary, unless otherwise indicated.

                                  RISK FACTORS

     Investing in our common stock involves a significant degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus or incorporated by reference before investing in our common stock. If any of the following possible adverse events actually occur, our business, financial condition and results of operations could suffer, in which case the trading price of our common stock may decline.

FACTORS   THAT  MAY   AFFECT   FUTURE   RESULTS   AND   INFORMATION   CONCERNING
FORWARD-LOOKING STATEMENTS

     Statements contained in this report which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by the use of forward-looking terms such as "believes," "expects," "may", "will," "should" or "anticipates" or by discussions of strategy that involve risks and uncertainties. From time to time, we have made or may make forward-looking statements, orally or in writing. These forward-looking statements include statements regarding our ability to borrow funds from financial institutions or affiliates, to engage in sales of our securities, our intention to repay certain borrowings from future sales of our securities, the ability to expand capacity by placing in service additional manufacturing equipment during 2002, the ability to commercialize our electron beam imaging technologies and products, our expected acquisition of business or technologies, our expectation that shipments to international customers will continue to account for a material portion of net sales, anticipated future revenues, sales, operations, demand, technology, products, business ventures, major customers, major suppliers, retention of key officers, management or employees, competition, capital expenditures, credit arrangements, and other statements regarding matters that are not historical facts, involve predictions which are based upon a number of future conditions that ultimately may prove to be inaccurate. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon our business. We cannot predict whether future developments affecting us will be those anticipated by management, and there are a number of factors that could adversely affect our future operating results or cause our actual results to differ materially from the estimates or expectations reflected in such forward-looking statements, including without limitation, those discussed in the sections titled "The Company" and "Management's Discussion and Analysis" and the factors set forth below:

RISKS RELATED TO OUR BUSINESS:

     We anticipate that we will need to raise additional capital or obtain funding to finance certain of our planned operating activities over the next twelve months.

     Our failure to raise additional capital in the approximate amount of $500,000 may significantly limit our ability to finance certain planned operating activities over the next twelve months that we believe will generate additional revenues and reduce manufacturing costs. Specifically, we will need to borrow or raise additional funds to meet the additional planned $500,000 of vendor commitments for product. We may not be able to obtain additional financing at commercially reasonable rates, or at all. Our failure to obtain additional funds would significantly limit or eliminate our ability to conduct the foregoing activities or we may have to curtail or eliminate other activities. We anticipate that we will seek additional funding through the public or private sales of our securities and/or through commercial or private financing arrangements, including borrowing from affiliates. Adequate funds may not be available when needed or on terms acceptable to us, or at all. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations, research and development or expansion.

     Approximately 40% of our business depends on a supplier approved by one of our customers.

     Some of our products incorporate technologies that are available from a particular supplier that has been approved by one of our customers. Approximately 40% of our sales for the three months ended March 31, 2002 were derived from products limited to a specific supplier. For the three months ended March 31, 2002, we purchased 49% of our raw materials, components and supplies from that same supplier. We do not have a written agreement with this or any other supplier. We rely on purchase orders. Should we be unable to obtain the necessary materials from this supplier, product shipments could be prevented or delayed, which could result in a loss of sales. If we are unable to fulfill existing orders or accept new orders because of a shortage of materials, we may lose revenues and risk losing customers.

     Our business depends on a limited number of customers.

     In the three months ended March 31, 2002, two customers accounted for approximately 68% of our net sales. We do not have contracts with these customers and all of the sales to them are made through purchase orders. While our products typically go through the customer's required qualification process, which we believe gives us an advantage over other suppliers, this does not guarantee that the customer will continue to purchase from us. The loss of any of these customers, including through an acquisition or other business combination could have a substantial and adverse effect on our business. We have in the past, and may in the future, lose one or more major customers. If we do not sell products or services to customers in the quantities anticipated, or if a major customer terminates its relationship with us, market perception of our products and technology, growth prospects, and financial condition and results of operation could be harmed.

     Our success is dependent on our ability to successfully develop, or acquire from third parties, products that we can commercialize and that achieve market acceptance.

     The challenges we face in implementing our business model include establishing market acceptance of existing products and services and successfully developing or acquiring new product lines that achieve market acceptance. We must successfully commercialize the products that are currently being developed, such as our DigitalColorPress, color and magnetic character recognition toner for new digital copiers and printers and continue to acquire from third parties parts, materials and finished product that can be integrated into finished products or sold as our products. While we have successfully developed toners in the past and are in the late stages of developing and testing several new toners and installing our first DigitalColorPress employing electron beam imaging technologies, we have not commercialized many of the toners that are under development or fully commercialized the manufacturing of the DigitalColorPress. While we have in the past acquired from third parties materials and products that we have been successful in selling, there can be no assurance that parts, materials or products for new products will be available or will achieve market acceptance. If we fail to successfully commercialize products we develop or acquire from third parties, or if these products fail to achieve market acceptance, our financial condition and results of operation would be seriously harmed.

     Our success is dependent on our ability to utilize available manufacturing capacity.

     From 1999 through 2000, we expanded our manufacturing capacity by acquiring new manufacturing equipment and moving to a larger location. We intend to continue to expand capacity by placing in service additional manufacturing equipment during 2002. To fully utilize these new additions to the factory, new formulations for toner have to be developed specifically for manufacture on this new equipment or orders for larger quantities of existing toners must be obtained. While we have been successful in developing formulas for new equipment in the past and increasing sales of many of our existing toner products, our continued success will be dependent on our ability to develop additional formulations or increase our sales from existing formulations and manufacture the toners with the new equipment to achieve a reduction in production costs. We cannot assure you that we will be successful in developing all of the formulations needed in the future or that we will be able to manufacture toner at a lower production cost on a regular basis or that such products will achieve market acceptance. If we are not successful in increasing the sales of our manufactured products, or if our existing sales from manufactured products declines, our business will be materially and adversely affected.

     Our acquisition strategy may prove unsuccessful.

     We intend to pursue acquisitions of businesses or technologies that management believes complement or expand the existing business. Acquisitions of this type involve a number of risks, including the possibility that the operations of any businesses that are acquired will be unprofitable or that management attention will be diverted from the day-to-day operation of the existing business. An unsuccessful acquisition could reduce profit margins or otherwise harm our financial condition, by, for example, impairing liquidity and causing non-compliance with lending institution's financial covenants. In addition, any acquisition could result in a dilutive issuance of equity securities, the incurrence of debt or the loss of key employees. Certain benefits of any acquisition may depend on the taking of one-time or recurring accounting charges that may be material. We cannot predict whether any acquisition undertaken by us will be successfully completed or, if one or more acquisitions are completed, whether the acquired assets will generate sufficient revenue to offset the associated costs or other adverse effects.

     Our success depends on our ability to develop or acquire intellectual property rights.

     Our success depends in part on our ability to develop proprietary toner formulas and manufacturing processes, obtain patents, copyrights and trademarks, maintain trade secret protection and operate without infringing the proprietary rights of others. Current or future claims of intellectual property infringement could prevent us from obtaining technology of others and could otherwise adversely affect our operating results, cash flows, financial position or business, as could expenses incurred enforcing intellectual property rights against others or defending against claims that our products infringe the intellectual property rights of others.

     Our intellectual property protection is limited.

     While we have two patents and we are preparing an application for a third, on the whole we do not rely on patents to protect our proprietary rights. We do rely on a combination of laws such as trade secrets and contractual restrictions such as confidentiality agreements to protect proprietary rights. Despite any precautions we have taken:

     o laws and contractual restrictions might not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies; and

     o policing unauthorized use of our products is difficult, expensive and time-consuming and we might not be able to determine the extent of this unauthorized use.

     Therefore, there can be no assurance that we can meaningfully protect our rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to the proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us which could significantly harm our business.

     Acts  of  domestic   terrorism  and  war  have  impacted  general  economic
conditions and may impact the industry and our ability to operate profitably.

     On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. On October 7, 2001, the United States launched military attacks on Afghanistan. As a result of those terrorist acts and acts of war, there has been a disruption in general economic activity. The demand for printing products and services may decline as layoffs in the transportation and other industries affect the economy as a whole. There may be other consequences resulting from those acts of terrorism, and any others which may occur in the future, including civil disturbance, war, riot, epidemics, public demonstration, explosion, freight embargoes, governmental action, governmental delay, restraint or inaction, quarantine restrictions, unavailability of capital, equipment, personnel, which we may not be able to anticipate. These terrorist acts and acts of war may continue to cause a slowing of the economy, and in turn, reduce the demand of printing products and services, which would harm our ability to make a profit. We are unable to predict the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide on the U.S. economy, on us or on the price of our common stock.

     We depend on the efforts and abilities of certain officers and directors to continue our operations and generate revenues.

     Our success depends to a significant extent on the continued services of senior management and other key personnel. While we do have employment, non-compete and confidentiality agreements with executive officers and certain other key individuals, employment agreements may be terminated by either party upon giving the required notice. The loss of the services of any of our executive officers or other key employees could harm our business. Our success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for qualified employees in the industries in which we operate is intense. If we fail to hire and retain a sufficient number of qualified employees, our business will be adversely affected.

     Compliance with government regulations may cause us to incur unforeseen expenses.

     Our black text, color and magnetic character toner supplies and manufacturing operations are subject to domestic and international laws and regulations, particularly relating to environmental matters that impose limitations on the discharge of pollutants into the air, water and soil and establish standards for treatment, storage and disposal of solid and hazardous wastes. In addition, we are subject to regulations for storm water discharge, and as a requirement of the State of Georgia have developed and implemented a Storm Water Pollution Prevention Plan. We are also required to have a permit issued by the State of Georgia in order to conduct various aspects of our business. Compliance with these laws and regulations has not in the past had a material adverse affect on our capital expenditures, earnings or competitive position. There can be no assurance, however, that future changes in environmental laws or regulations, or in the criteria required to obtain or maintain necessary permits, will not have a material adverse affect on our operations.

     We sell a significant portion of our products internationally, which exposes us to currency fluctuations and collection and product recall risks.

     We sell a significant amount of product to customers outside of the United States. International sales accounted for 34% of net sales in the three months ended March 31, 2002 and 9% in the three months ended March 31, 2001. We expect that shipments to international customers will continue to account for a material portion of net sales. Most products are priced in U.S. dollars, but because we do sell products in Europe denominated in Euros, fluctuations in the

Euro could also cause our products there to become less affordable or less competitive or we may sell some products at a loss to otherwise maintain profitable business from a customer. Most of our products sold internationally are on open account, giving rise to the added costs of collection in the event of non-payment. Further, should a product shipped overseas be defective, the Company would experience higher costs in connection with a product recall or return and replacement. We cannot assure you that these factors will not have a material adverse effect on our international sales and would, as the result, adversely impact our results of operation and financial condition.

     Our quarterly operating results fluctuate as a result of many factors.

     Our quarterly operating results fluctuate due to various factors. Some of these factors include the mix of products sold during the quarter, the availability and costs of raw materials or components, the costs and benefits of new product introductions, and customer order and shipment timing. Because of these factors, our quarterly operating results are difficult to predict and are likely to vary in the future.

RISKS RELATING TO OUR INDUSTRY:

     We operate in a competitive and rapidly changing marketplace.

     There is significant competition in the toner, consumable imaging products and color printing systems industries in which we operate. In addition, the market for digital color printers and copiers and related consumable products is subject to rapid change and the OEM technologies are becoming increasingly difficult barriers to market entry. Many competitors, both OEMs and other after market firms, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. These competitors may be able to devote substantially more resources to developing their business than we can. Our ability to compete depends upon a number of factors, including the success and timing of product introductions, marketing and distribution capabilities and the quality of our customer support. Some of these factors are beyond our control. In addition, competitive pressure to develop new products and technologies could cause our operating expenses to increase substantially.

     Our products have short life cycles and are subject to frequent price reductions.

     The markets in which we operate are characterized by rapidly evolving and increasingly difficult technologies, frequent new product introductions and significant price competition. Consequently, our products have short life cycles, and we must frequently reduce prices in response to product competition. Our financial condition and results of operations could be adversely affected if we are unable to manufacture new and competitive products in a timely manner. Our success depends on our ability to develop and manufacture technologically advanced products, price them competitively, and achieve cost reductions for existing products. Technological advances require sustained research and development efforts, which may be costly and could cause our operating expenses to increase substantially.

     Our financial performance depends on our ability to successfully manage inventory levels, which is affected by factors beyond our control.

     Our financial performance depends in part on our ability to manage inventory levels to support the needs of new and existing customers. Our ability to maintain appropriate inventory levels depends on factors beyond our control, including unforeseen increases or decreases in demand for our products and production and supply difficulties. Demand for our products can be affected by product introductions or price changes by competitors or by us, the life cycle of our products, or delays in the development or manufacturing of our products. Our operating results and ability to increase the market share of our products may be adversely affected if we are unable to address inventory issues on a timely basis.

RISKS RELATING TO OWNING OUR COMMON STOCK:

     Our officers, directors and principal stockholders own approximately 58% of the outstanding shares of common stock, allowing these stockholders to control matters requiring approval of the stockholders.

     As a result of such ownership our officers, directors and principal stockholders, other investors will have limited control over matters requiring approval by the stockholders, including the election of directors. Such concentrated control may also make it difficult for the stockholders to receive a premium for their shares of our common stock in the event we enter into transactions that require stockholder approval. In addition, certain provisions of Delaware law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire control of us.

     Exercise of warrants and options will dilute existing stockholders and could decrease the market price of our common stock.

     As of May 24,  2002,  we had issued and  outstanding  10,099,880  shares of common stock and outstanding warrants and options to purchase 2,341,312 additional shares of common stock. The existence of the remaining warrants and options may adversely affect the market price of our common stock and the terms under which we obtain additional equity capital.

     Our ability to raise additional capital through the sale of our securities may be harmed by competing resales of our common stock by our stockholders.

     The price of our common stock could fall if stockholders sell substantial amounts of our common stock. Such sales could make it more difficult for us to sell securities at the time and price we deem appropriate. To the extent stockholders, including the selling stockholders, offer and sell their shares of common stock to investors for less than the price offered by us, our attempt to sell our securities may be adversely affected as a result of the concurrent offering by selling stockholders. Investors may negotiate prices lower than the price we are offering our shares of common stock with selling stockholders. Furthermore, potential investors may not be interested in purchasing shares of our common stock on any terms if stockholders sell substantial amounts of our common stock.

     Effectiveness of our registration statement on Form SB-2 will dilute existing stockholders and could decrease the market price of our common stock.

     Once our registration statement is declared effective, selling stockholders will be able to sell up to approximately 4 million shares of our common stock and we will be able to sell the equivalent of up to 7 million shares of our common stock. The sale of common stock and warrants covered by the registration statement by us or selling stockholders will dilute existing stockholders and may adversely affect the market price of our common stock.

     Our common stock is listed on the Over-The-Counter Bulletin Board, which may make it more difficult for stockholders to sell their shares and may cause the market price of our common stock to decrease, and there is no public market for our warrants.

     Because our common stock is listed on the Over-The-Counter (OTC) Bulletin Board, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and limited coverage by security analysts and the news media, if any, of us. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on NASDAQ or a national securities exchange, like the American Stock Exchange. In addition, there is no public or other market for our warrants exercisable into shares of our common stock, and we do not intend to apply, and are not obligated to apply, for listing of the warrants on any securities exchange or automated quotation system.

     We may make changes to the terms of the warrants.

     The warrant agreement provides that we and the warrant agent may make changes to the warrant agreement with the consent of the warrantholders representing not less than two-thirds of the warrants then outstanding. As a result, warrantholders' interests may be negatively affected by a two-thirds vote of warrantholders consenting to any changes proposed by us and the warrant agent.

     The warrants may not be sold unless we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants.

     The warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the exercising holder of the warrants. Although we will use our best efforts to have all the shares of common stock issuable upon exercise of the warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, there can be no assurance that we will be able to do so.

     Our stock price may be volatile and an investment in our common stock could suffer a decline in value.

     The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o    progress of our products through development and marketing;

     o announcements of technological innovations or new products by us or our competitors;

     o government regulatory action affecting our products or competitors' products in both the United States and foreign countries;

     o    developments or disputes concerning patent or proprietary rights;

     o    actual or anticipated fluctuations in our operating results;

     o    the loss of key management or technical personnel;

     o    the loss of major customers or suppliers;

     o    the outcome of any future litigation;

     o    changes in our financial estimates by securities analysts;

     o    fluctuations in currency exchange rates;

     o    general  market   conditions   for  emerging   growth  and  technology
          companies;

     o    broad market fluctuations;

     o    recovery from natural disasters; and

     o    economic conditions in the United States or abroad.

     Our charter documents and Delaware Law may have the effect of making it more expensive or more difficult for a third party to acquire, or to acquire control, of us.

     Our certificate of incorporation makes it possible for our Board of Directors to issue preferred stock with voting or other rights that could impede the success of any attempt to change control of us. Our certificate of incorporation and bylaws eliminate cumulative voting which may make it more difficult for a minority shareholder to gain a seat on our Board of Directors and to influence Board of Directors' decision regarding a takeover. Delaware Law prohibits a publicly held Delaware corporation from engaging in certain business combinations with certain persons, who acquire our securities with the intent of engaging in a business combination, unless the proposed transaction is approved in a prescribed manner. This provision has the effect of discouraging transactions not approved by our Board of Directors as required by the statute which may discourage third parties from attempting to acquire us or to acquire control of us even if the attempt would result in a premium over market price for the shares of common stock held by our stockholders.


                              --------------------


     The information referred to above should be considered by investors when reviewing any forward-looking statements contained in this report, in any of our public filings or press releases or in any oral statements made by us or any of our officers or other persons acting on our behalf. The important factors that could affect forward-looking statements are subject to change, and we disclaim any obligation or duty to update or modify these forward-looking statements.

                                 USE OF PROCEEDS

We estimate that the net proceeds from the sale of 3,500,000 Units offered by us at an assumed price of $2.00 per Unit, after deducting the approximate offering expenses of $290,000, will be $6,710,000 (assuming we sell all the Units), excluding any proceeds from warrants included in the Units offered by us or by the selling stockholders. In the event that common stock is sold in place of Units, our net proceeds will increase by $2.8 million and the additional proceeds will be used for general corporate purposes, including working capital.

The selling stockholders will receive all of the proceeds from selling their shares. We will not receive any sales proceeds. Some of the shares to be sold are already owned by the selling stockholders, and the remainder are issuable to them upon exercise of warrants. See "Selling Stockholders." We will only receive proceeds upon the exercise of these warrants. The total amount we will receive if all of the warrants held by the selling stockholders were exercised is approximately $1,922,514 (assuming that such selling stockholders do not utilize a cashless exercise). We have not made any plans for the use of these proceeds other than to add them to working capital.

The table below represents our best estimate of the allocation of the net proceeds of the sale of the Units, including the priorities for the use of the proceeds in descending order, based upon our current business plan and current economic and industry conditions and is subject to reapportionment among the categories listed below in response to changes in our plans, regulations, industry conditions and future revenue and expenditures. The amount and timing of expenditures will vary depending on a number of factors, including changes in our contemplated operations or business plan and changes in economic or industry conditions.


Accounts payable and corporate expenses, including expenses of the offering     $1,000,000
Repay affiliate borrowings(1)                                                   $1,000,000
To retire debt(2)                                                               $  375,000
Other general corporate purposes, including working capital                     $4,335,000
                                                                                ----------
Total                                                                           $6,710,000


--------------

(1) On March 14, 2002, we entered into a loan for $500,000 with a 1 year term, maturing March 14, 2003, with Dr. Sueling Wang, our president and a director. The interest rate is 12%, principal and interest is due at maturity, the loan is unsecured and the proceeds were used to pay a vendor for inventory that we purchased. We anticipate borrowing up to another $500,000 from Dr. Wang on like terms.

(2) On November 30, 2002, we entered into a loan for $500,000 with a 5 year term, secured by specific manufacturing equipment, maturing November 30, 2004, with General Electric Capital Corporation for the purchase of toner manufacturing equipment. The interest rate is 10.214% and the monthly principal and interest payments are $10,676.39.

Pending application of the proceeds of our offering, we intend to temporarily reduce our revolving line of credit with our bank and otherwise invest the net proceeds in certificates of deposit, money market accounts, United States
Government obligations or other short-term interest bearing obligations of investment grade.

We believe that the net proceeds of our offering will be sufficient to meet our needs and certain planned operating and investing activities in the next twelve months. See "Risk Factors."

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2002, and as adjusted to give effect to the sale by us of all of the Units offered by us at the public offering price of $2.00 per Unit and the sale of all of the shares of common stock, and the receipt of the estimated net proceeds therefrom. The table should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                       ACTUAL           AS ADJUSTED(1)            AS ADJUSTED (2)
                                                               ------------------       ------------------        ----------------
   Total current liabilities:                                  $        7,962,116       $        7,962,116        $      7,962,116
   Long-term debt:                                                      4,728,899                4,728,899               4,728,899
   Stockholders' equity: common stock par value $.01,
      20,000,000 shares authorized; 10,099,175 outstanding:               100,999
      13,599,175 shares outstanding as adjusted (1);                                               135,999
      17,099,175 shares outstanding as adjusted (2);                                                                       170,992
   Additional paid-in capital                                           9,873,283               16,543,283              19,308,283
   Accumulated deficit                                                 (2,102,187)              (2,102,187)             (2,102,187)
   Total Stockholders' Equity                                           7,867,095               14,577,095              17,377,095
   Total Liability and Stockholders' Equity                    $       20,558,110       $       27,268,110        $     30,068,110

(1) Assumes the sale of 3,500,000 Units at $2.00 per Unit, without the exercise of any of the warrants in connection therewith by the respective holders, less offering expenses of $290,000. Also excludes the proceeds that we may receive as a result of the exercise of warrants held by the selling stockholders.
(2) Assumes the sale of 7,000,000 shares at $1.40 per share, less offering expenses of $290,000. Also excludes the proceeds that may be received as a result of the exercise of warrants held by the selling stockholders.

                                  THE COMPANY

OVERVIEW

ColorImaging, Inc., formerly known as Advatex Associates, Inc., was incorporated in Delaware in 1987. On May 16, 2000, Advatex, Logical Acquisition Corp., Color Acquisition Corp., Logical Imaging Solutions, Inc. and Color Image, Inc. entered into a Merger Agreement and Plan of Reorganization pursuant to which Logical Acquisition Corp. merged with and into Logical and Color Acquisition Corp. merged with and into Color Image. Pursuant to the Merger Agreement, shareholders of Logical and Color Image exchanged their shares for shares of common stock of Advatex. Logical shareholders converted their shares into shares of common stock of Advatex at the ratio of 1.84843 shares of common stock of Advatex for each one share of Logical. Color Image shareholders converted their shares into shares of common stock of Advatex at the ratio of 15 shares of common stock of Advatex for each one share of Color Image. Following the conversion of shares by Logical and Color Image shareholders, shareholders of Logical and Color Image owned approximately 85% of the outstanding shares of common stock of Advatex and shareholders of Advatex before the merger owned approximately 15% and Logical and Color Image became wholly-owned subsidiaries of Advatex.

On July 7, 2000, pursuant to a vote of our stockholders, we changed our name to Color Imaging, Inc. On December 31, 2000, Color Image, Inc. was merged with and into Color Imaging, Inc.

We develop, manufacture and market products used in electronic printing, analog and digital copiers and high-speed digital printing. These high-speed digital printing systems print in real-time directly on offset presses. Offset presses are presses that utilize plates and ink to print on paper and other materials. We conduct our business through two separate operating units, Color and Logical. Color develops, purchases from others and markets electronic printing products, including black text, color, magnetic character recognition and specialty toners, and provides other parts and accessories for laser printers and analog and digital copiers. Logical designs, manufactures and integrates its proprietary software and hardware with components made by third parties into a complete printing system and offers technical support and supplies in connection therewith. Logical's printing system allows commercial printers to digitally process and print data and images that may change from page to page, also known as variable data, at high speeds directly on commercial offset web presses. This capability saves time and money for both the printer and its customer.

COLOR

Since 1989, Color has developed, manufactured and marketed products used in electronic printing and photocopying. Color formulates and produces black text and specialty toners, including color and magnetic character recognition toners for numerous laser printers and a number of facsimile machines and photocopiers. Color's toners permit the printing of a wide range of user-selected colors and also the full process color printing of cyan, yellow, magenta and black. Magnetic character recognition toners enable the printing of magnetic characters that are required for the high-speed processing of checks and other financial documents. Color also supplies other consumable products used in electronic printing and photocopying, including toner cartridges, cartridge components, photoreceptors and imaging drums.

Color has continually expanded its product line and manufacturing capabilities. This expansion has led to the creation of more than 130 different black text, color, magnetic character recognition and specialty toner formulations, including aftermarket toners and imaging products for printers and facsimile machines manufactured by Brother(TM), Canon(TM), Delphax(TM), Hewlett Packard(TM), IBM(TM), Lexmark(TM), Sharp(TM), Xerox(TM), Minolta(TM), Mita(TM), Panafax(TM), Pentax(TM), Pitney Bowes(TM), Epson(TM), Fuji-Xerox(TM), Toshiba(TM), Kyocera(TM), Okidata(TM), Panasonic(TM), and printing systems developed by Logical. Color also manufacturers and or markets toners for use in Ricoh, Sharp(TM), Xerox(TM), Canon(TM), Lanier(TM) and Toshiba(TM) copiers. Color also offers product enhancements, including imaging supplies that enable standard laser printers to print magnetic character recognition data. Color markets branded products directly to OEMs and its aftermarket products worldwide to distributors and remanufacturers of laser printer toner cartridges and to dealers and distributors of copier products.

LOGICAL

Logical designs, assembles and markets a complete printing system, SOLUTION2000, to commercial printers. When installed directly on an offset printing press, the SOLUTION2000 expands printing capabilities to include the printing of variable data and images, including bar codes, magnetic character recognition and unlimited alphanumeric sequencing. These functions allow commercial printers to digitally process and print variable data at extremely high speeds where previously they were able to only print fixed images from printing plates or cylinders installed on their offset printing presses. Since its founding in 1993, Logical's development efforts have focused on creating a high-speed digital variable data printing system for commercial printing applications that combines software, hardware and consumable products. Logical also offers a full line of consumable products, including toners, print cartridges and toner fusing assemblies. Logical's strategy is to continually build an installed base of printer systems that will generate a recurring demand for these consumable products.

Logical is developing the DigitalColorPress, a Solution Series of printing systems incorporating color printing capabilities. The DigitalColorPress can print variable data in color at rates exceeding 250 pages-per-minute. This is in contrast to other products that do not print directly on the press and print at speeds of approximately 85 pages per minute. Logical believes that this represents an attractive alternative for high-speed offset printing applications because it reduces steps and labor in the print process. Logical intends to market the DigitalColorPress color printing system during 2002 as an enhancement to existing Solution series installations and as an upgrade for other printing systems.

MARKET OVERVIEW

Color's market for imaging products is the installed base of electronic printing devices: laser printers and facsimile machines and analog and digital copiers. Color competes within this market with products supplied by the OEM manufacturers and with other suppliers of aftermarket imaging products. Additional products in this category include enhancement products that extend the capabilities of the OEM's product, such as magnetic character recognition toners that enable the printing of magnetic characters on checks and other financial documents. We market our products worldwide and regionally primarily to distributors of imaging products who sell to dealers and large end-users. To a lesser extent, we sell to remanufacturers and a few dealers directly.

Commercial offset presses print fixed data from printing plates that are prepared prior to the printing process. Every printed item or page in typical offset printing is a replication of the same page many times. Offset printing is further characterized by printing using inks that are transferred from plates to paper with print rates at times exceeding 500 pages per minute. Offset printed products include; newspapers, books, stationary, forms, brochures, advertising materials, etc. Data processing printers, on the other hand, print variable data, primarily black text, which can produce an unlimited stream of variable data or images at typical print rates up to 150 pages per minute.

Logical's market for printing systems, upgrades and consumable products is our installed base of Solution series printing systems. Each of these systems represents an opportunity to upgrade to a DigitalColorPress, and represents a continued and expanding revenue source for Logical's evolving line of consumable products. Logical's long-term objective is to provide an upgrade option for offset commercial presses that replaces the conventional printing plate and inking processes with a computer controlled pre-press and on-press production color printing capability.

STRATEGY

Our operating strategy is to expand, including through strategic acquisition(s), our printer and copier products business, while diversifying our business by pursuing innovative electron beam imaging technologies and products for sale to the commercial press market. We intend to expand our printer and copier business by increasing the capacity of our toner manufacturing facility and utilize it, increasingly, for higher margin specialty, magnetic character recognition, copier and color toners and by expanding our sources for products from strategic suppliers that we can add value to or resell that complement our product lines. The objective of our pursuit of innovative technologies and products applicable to the commercial offset press market is to become a manufacturer of our own proprietary high-speed digital press, printing in color, and a related line of consumable products to add to sales and operating profitability while reducing our reliance on the printer and copier consumable product markets.

The key elements of our imaging products strategy include expanding toner product offerings, increasing vertical integration by supplying complete toner and cartridge devices, capitalizing on the expertise of producing specialty toners, exploiting the efficiencies associated with the investment made in new manufacturing facilities and expanding into new geographic markets, and broadening our sales channels.

Color's development of new toner products is focused on providing an aftermarket product for electronic printing devices that achieves a high level of market acceptance. Color endeavors to offer equivalent toner products with equal or better quality at lower prices than the OEM's toner product.

Color is committed to increasing the value added of its toner products to the end user by providing not only the toners but also the toner cartridge or canister that is compatible with the OEM's equipment. Color believes that by developing toner cartridge and canister devices for specific electronic printing or copying machines, and integrating those devices with compatible toners, the market for Color's toner products will expand. Color believes that this approach will also result in increased gross margins.

Color will continue to emphasize its high margin specialty toner capability, primarily color and magnetic character recognition toners, while providing lower margin black text toners in commodity bulk to a number of large customers. The bulk quantity of black text toners are required to maximize the efficiencies of Color's manufacturing plant and justify the capital investment in the production equipment. The availability of this complete manufacturing process and equipment allows for the continued expansion of specialty toner products.

Logical's strategy is to provide a continuing series of software, hardware and consumable products for the existing base of commercial printers employing electron beam imaging printing on their offset presses. This product strategy envisions the installation of the DigitalColorPress on those offset presses to produce digital color printing at press speeds and the elimination of many conventional pre-press functions. Logical intends to continue to place production printing equipment in service thereby creating a market for its consumable products.

RECENT DEVELOPMENTS

We have commenced the relocation and consolidation of most of Logical's operations and research and development activities from Santa Ana, California, to our headquarters in Norcross, GA, leaving certain field support activities in California. This move to our headquarters is intended to achieve additional efficiencies, and we expect to complete the relocation and consolidation during 2002.

During March 2002, we rescinded two transactions for the sale of our common stock and warrants to purchase additional shares of our common stock totaling 1,025,000 and 525,000, respectively. The purchasers paid the par value in cash for the shares issued to them, and the balance of the purchase price consisted of recourse promissory notes. The sale of 1,000,000 shares of our common stock and warrants to purchase an additional 500,000 shares of common stock was, per agreement, subject to our registering the securities for resale. However, the SEC staff took the position that these securities could not be registered for resale in this registration statement and the transaction was rescinded, the shares, warrant and promissory note were cancelled and we retained the $10,000 and accrued interest earned thereon in consideration of our expenses incurred in connection with the transaction. The second transaction for 25,000 shares of our common stock and warrants to purchase an additional 25,000 shares of our common stock was rescinded when the parties believed the promissory note would not be paid by the time this registration statement became effective. The shares, warrant and promissory note were cancelled and the cash consideration was refunded the purchaser.

With the rescission of the two above-mentioned sales of our common stock totaling $2,050,000, we anticipate that we will need to raise additional funds from other sources to meet operating requirements and to fund other planned activities. We intend to meet our operating requirements by borrowing from affiliates. Certain other planned activities are dependent upon either increased borrowings from our affiliates, borrowings from others or our raising funds through the sale of our securities.

Color anticipates the completion of the remainder of its factory expansion during the second quarter of 2002. Color believes that the doubling of capacity during 2002 will, with increased sales of manufactured products, increase manufacturing efficiencies, reduce cost of sales, and increase competitiveness.

On May 14, 2002, the U.S. Patent and Trademark Office issued our patent for our print cartridge designed for digital printing using electron beam imaging technologies.

PRODUCTS

                                  NET REVENUES FOR THE
                       -------------------------------------------
                       THREE MONTHS ENDED     TWELVE MONTHS ENDED
PRODUCT FAMILY           MARCH 31, 2002        DECEMBER 31, 2001             PRIMARY PRODUCT FUNCTION
---------------------- -------------------  ----------------------      -----------------------------------

Toner                   $      6,674,927      $      27,069,751         Data-processing, financial
                                                                        document printing and copying



Laser printer           $        986,396      $       2,900,017         Laser printer cartridge
kits & parts                                                            remanufacturing


Commercial printing     $        197,755      $         551,399         Electron beam imaging consumable
products and services                                                   products and technical support
                                                                        services

PRODUCT FAMILY                 PRODUCTS OR SERVICES
---------------------- -------------------------------------

Toner                  Aftermarket black text, color,
                       specialty and magnetic character
                       recognition toners in bulk, bottles
                       and cartridges

Laser printer          Remanufactured cartridges and
kits & parts           printer parts for remanufacturing
                       OEM print cartridges

Commercial printing    Printing systems, toner, print
products and services  cartridges, erase rods and system
                       support services

MARKETING AND DISTRIBUTION

We market and distribute our products worldwide through our direct sales force. Color's products are marketed primarily to distributors, OEMs and rechargers, while Logical's products are marketed directly to commercial printers.

In the three months ended March 31, 2002 and the twelve months ended December 31, 2001, our sales were primarily generated from the sale of black text, color and magnetic character recognition toners and related consumable products, including toner cartridges and the re-filling of certain toner cartridges. For the three and twelve month periods ended March 31, 2002 and December 31, 2001, our two largest imaging products customers accounted for 47% and 21% and 41% and 16% of net sales, respectively. During the three months ended March 31, 2002, there were no sales to our third largest customer of 2001 who accounted for 12% of 2001 net sales, since these sales were made directly to our largest customer during 2002. Though our sales are on purchase orders, these customers typically issue purchase orders three months in advance of the product delivery date and provide us with an additional two month rolling forecast. While future orders may vary from the forecasts by as much as 20%, it has been our experience that the orders generally coincide with the customer's forecast.

COMPETITION

The markets for our products are competitive and subject to rapid changes in technology. Color in particular competes principally on the basis of quality, flexibility and service, and as a full-service provider with a pricing strategy that reflects quality and reliability.

Color's competitors in the toner market include large businesses with significantly greater resources in the high-volume commodity toner market, as well as smaller companies in the specialty, color and magnetic character toner markets. In addition, other companies offer remanufactured toner cartridges and printer parts that are lower priced.

Color's strategy requires that it continue to develop and market new and innovative products at competitive prices. New product announcements by Color's principal competitors, however, can have, and in the past have had, a material adverse effect on our financial results. Such new product announcements can quickly undermine any technological competitive edge that one manufacturer may enjoy over another and set new market standards for quality, speed and function. Furthermore, knowledge in the marketplace about pending new product announcements by Color's competitors may also have a material adverse effect on us inasmuch as purchasers of these products may defer purchasing decisions until the announcement and subsequent testing of such new products.

In recent years, Color and its principal competitors which have significantly greater financial, marketing and technological resources than Color, have regularly lowered prices on both printer and copier imaging supplies and are expected to continue to do so in the future. Color is vulnerable to these pricing pressures which, if not mitigated by cost and expense reductions, may result in lower profitability and could jeopardize Color's ability to grow or maintain market share. We expect that, as we compete more successfully with our larger competitors, our increased market presence may attract more frequent challenges, both legal and commercial, from our competitors, including claims of possible intellectual property infringement.

Canon(TM), Xerox(TM) and Ricoh(TM) are the market leaders in the toner market whose aggregate sales Color believes represent approximately 75% to 85% of worldwide toner sales. As with our other products, if pricing pressures are not mitigated by cost and expense reductions, Color's ability to maintain or build market share and profitability could be adversely affected.

Like certain of Color's competitors, Color is a supplier of laser printer kits and parts. Color cannot assure you that Color will be able to compete effectively for a share of this business. In addition, Color cannot assure you that Color's competitors will not develop new compatible laser printer products that may perform better or sell for less than Color's products. Independent manufacturers compete for the aftermarket business under either their own brand, private label, or both, using price, aggressive marketing programs, and flexible terms and conditions to attract customers. Depending on the product, prices for compatible products produced by other manufacturers are offered below Color's prices, in some cases significantly below Color's prices.

Logical's commercial printing products and services have few direct competitors due to the specialization of these products. Logical's indirect competitors offer alternative products that use other printing technologies such as inkjet or xerography with different speed and print resolution capabilities. Unlike xerography, electron beam imaging prints on the offset press and at higher speeds than xerography. Electron beam imaging also requires less system maintenance than an inkjet system. Delphax Printing Systems, a wholly owned subsidiary of Check Technology Corporation who acquired Delphax from Xerox Corporation in December 2001, is a supplier of electron beam imaging print engines to Logical and others, but to Logical's knowledge does not market a system to commercial printers for on-press applications. Delphax, considered the leader in electron beam imaging technology, has been supplying systems to the data processing market for over twenty years, and does not, to Logical's knowledge, supply software or systems capable of printing in color. Check Technology Corporation, who recently changed its name to Delphax Technologies, Inc., a supplier of check printing equipment, does not, to Logical's knowledge, offer software or systems capable of printing in color or any other on-press application. However, in view of this sale, Delphax could become a direct competitor of Logical or could stop supplying its products to Logical.

We believe that the synergy between Color and Logical with respect to printing systems and proprietary consumable products will enhance both operations as our consumable supply side grows with printing system sales.

MANUFACTURING

We operate a toner manufacturing facility in Norcross, Georgia that we moved into during 1999 and 2000. We have made significant capital investment in this facility to increase production capacity and improve manufacturing efficiencies to lower our processing costs of our toner products. The installation and successful testing of additional equipment is to be completed by the second quarter 2002 and is an integral part of our plan to further increase production capacity, improve efficiency and to significantly lower the costs of our toner products. Our goal for the last three years has been to reduce average toner product costs by one-half, in response to management's assessment of the continuing price reductions for these products in the marketplace.

Logical's electron beam imaging, Solution Series and DigitalColorPress printer system hardware and software design, development and support organization, is located in Santa Ana, California. Except for certain technical support activities it is being relocated to our headquarters in Norcross, GA. Logical's strategy has been to integrate proprietary software and hardware with components available from third parties into a complete high speed digital printing system for use by commercial printers.

MATERIALS

We procure a wide variety of components for use in our manufacturing processes, including raw materials, such as chemicals and resins, electro-mechanical components and assemblies. Although many of these components are standard off-the-shelf parts that are available from multiple sources, we often utilize preferred supplier relationships to ensure more consistent quality, cost and delivery. Often Color's toner formulations are dependent on one or more materials produced by only one vendor, since the formula was developed based on that material's unique characteristics. Alternative materials exist, but the differences in performance characteristics could require Color to modify the original formula and/or its manufacturing processes to obtain a marketable product based on the new material. Further, some components are only available from one supplier, including certain custom chemicals, application specific integrated circuits and other semiconductors. In addition, we source some print engines and other finished products from OEMs. Should these components not be available from any one of these suppliers, there can be no assurance that production of certain of our products would not be disrupted. In the event that these components are not available to us, our production could be disrupted. Such a disruption could materially harm our business.

RESEARCH AND DEVELOPMENT

Our research and development activities for the past several years have focused on black text, specialty, color and magnetic character toner formulations, and the development of electron beam imaging technologies and supplies. Our commitment to increasing revenues through new product introductions requires research and development expenditures, innovative designs, significant development and testing activities and functional solutions.

For the three months ended March 31, 2002, our research and development expenditures increased $45,500, or 21%, from $216,900 for the three months ended March 31, 2001. Our research and development expenditures for the twelve months ended December 31, 2001, increased $119,000, or 16%, to $883,000 in 2001 from
$764,000 in 2000. It is necessary to make strategic decisions from time to time as to which technologies will produce products with the greatest future potential. Occasionally, a customer will ask Color to develop toner products for their exclusive resale, and in that event the customer will generally financially support Color's development activities. In turn, Color will also occasionally work with suppliers to develop proprietary technology for Color's exclusive use. These strategic relationships have benefited us in the past, and we intend to continue to pursue such relationships for new products. Our software, electrical and mechanical engineers, chemists and consultants are focused on development of printing systems and consumables that will increase efficiency, lower production costs or improve the quality of Logical's electron beam imaging commercial printing products. With certain products, we may elect to purchase key components from third party suppliers, such as electron beam imaging print engines or related parts and consumables for electron beam imaging technology until Logical has sufficient proprietary products of its own. We cannot predict whether we can continue to develop the technologically advanced products required to remain competitive or that such products will achieve market acceptance.

INTELLECTUAL PROPERTY

We seek to protect technology, inventions and improvements that we consider important through the use of trade secrets and in some cases patents. We currently hold U.S. patent number 5,834,150 issued on November 10, 1998 and expiring in July 2014. This patent covers toners for Logical's high speed printing system and certain other toner fusing methods. We were also just granted U.S. patent number 6,386,684, Curved Print Head for Charged Particle Generation, which we believe is an improved print head for digital high-speed printing or image generation. Additionally, we are preparing another patent application in connection with our high speed non-magnetic color toning system. To date we have not generated any revenue from these patents. There can be no assurance that our patents and technologies will provide competitive advantages for our products, or that such rights will not be challenged or circumvented by competitors. In addition, there can be no assurance that any patents covered under any patent applications that may be made will be issued. Claims made under patent applications may be denied or significantly narrowed and the issued patents, if any, may not provide significant commercial protection to us. We could incur substantial costs in proceedings before the U.S. Patent and Trademark Office, including interference proceedings. These proceedings could result in adverse decisions as to the priority of our inventions.

While we do not believe that any of our products infringe any valid claims of patents or other proprietary rights held by third parties, there can be no assurance that these products do not infringe any patents or other proprietary rights held by third parties. If an infringement claim were made, the costs incurred to defend the claim could be substantial and adversely affect us, even if we were ultimately successful in defending the claim. If our products were found to infringe any proprietary right of a third party, we could be required to pay significant damages or license fees to the third party or cease production. Litigation may also be necessary to enforce patent rights held by us, or to protect trade secrets or techniques owned by us. Any such claims or litigation could result in substantial costs and diversion of effort by management.

While we seek to protect our electron beam imaging technology, we have not pursued patent protection for other technology because the benefit of doing so is out weighed by the cost. Specifically, we believe patent protection is of limited usefulness in areas other than electron beam imaging technology because competitors have the ability (even if we had a patent) to develop substantially equivalent technology. Therefore, we rely on trade secrets and other unpatented proprietary technology. There can be no assurance that we can meaningfully protect our rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. We also seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees and consultants. There can be no assurance that the agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

EMPLOYEES

As of March 31, 2002, we had eighty-eight (88) employees, including two (2) employees on leave of absence and one (1) part-time employee. At December 31, 2001, we had ninety-two (92) employees, including one (1) part-time employee, while at December 31, 2000, we had one hundred six (106) employees, including one (1) part-time employee. None of our employees is represented by a labor union or is covered by a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with employees to be good.

ENVIRONMENTAL AND REGULATORY MATTERS

Color's toner supplies manufacturing operations are subject to laws and regulations, relating to environmental matters that impose limitations on the discharge of pollutants into the air, water and soil and establish standards for the treatment, storage and disposal of solid and hazardous wastes. In this regard, Color is required to have a permit in order to conduct various aspects of its business. The Air Protection Branch of the State of Georgia's Department of Natural Resources Environmental Protection Division issued a permit to Color in 2000 to construct and operate a copier and printer toner manufacturing facility at our headquarters. The permit is conditioned upon compliance by us with all the provisions of the Georgia Air Quality Act, and specifically the Rules, Chapter 391-3-1, in effect. In addition to operating and maintaining the equipment, in a manner consistent with good air pollution control practice to minimize emissions, we must maintain records, conduct tests, and comply with certain allowable emissions and operational limitations. The permit is subject to revocation, suspension, modification or amendment for cause, including evidence of our noncompliance. Compliance with these laws and regulations in the past has not had a material adverse effect on our capital expenditures, earnings or competitive position. There can be no assurance, however, that future changes in environmental laws or regulations, or in the criteria required to obtain or maintain necessary permits, will not have a material adverse effect on us.

FACILITIES

We currently lease a facility of approximately 180,000 square feet in Norcross, Georgia from an affiliated party. This facility serves as our executive headquarters and houses our toner manufacturing facilities, as well as our research and development and sales and marketing departments. The lease for this facility expires in March of 2009 and includes three options at our election to extend the term for five years each. We also lease an approximately 4,000 square foot facility in Santa Ana, California under a lease that expired in October 2001. Currently the Santa Ana facility lease is month-to-month, and we anticipate vacating these premises by the third quarter of 2002 and consolidating these operations at our headquarters. Management considers these facilities to be sufficient for our current operations.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on the Over the Counter Bulletin Board (the OTC Bulletin Board) under the symbol CIMG. Prior to July 7, 2000, the Common Stock was traded on the OTC Bulletin Board under the symbol ADTX. The following table sets forth the high and low prices of the Common Stock for the quarters indicated as quoted on the OTC Bulletin Board.


                                    2000                             2001                             2002
                          ----------------------------     --------------------------     --------------------------------

                             HIGH               LOW           HIGH             LOW            HIGH                 LOW
                          ------------      ----------     ----------      ----------     -----------      ---------------

First Quarter..........        2.2792          1.2344         3.0000          2.5000       3.3500               2.1000

Second Quarter.........        5.6980          1.3298         2.6500          1.9000       2.5600(1)            1.6500(1)

Third Quarter..........        6.2500          2.0000         2.7500          1.9000

Fourth Quarter.........        5.1250          2.0000         4.3000          2.0000


____________________

(1)  Through May 23, 2002.

The above quotations represent prices, adjusted for stock splits, between dealers without adjustments for retail markups, markdowns or commissions and may not represent actual transactions.

As of April 1, 2002, there were approximately 348 holders of record of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings to finance our operations and fund the growth of its business. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that our Board of Directors deems relevant.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

On June 28, 2000, Color Imaging, Inc. (Color), formerly known as Advatex Associates, Inc. (Advatex) merged with Logical Imaging Solutions, Inc. (Logical) and Color Image, Inc. (Image) and Logical and Image became wholly-owned subsidiaries of Advatex. The Company previously accounted for the merger as a pooling-of-interests and has since revised its accounting treatment for the merger to the purchase method. The financial information contained in this report is in conformity with the purchase method of accounting, and the historical financial statements are those of Logical. The assets, liabilities and operating results of Image are only included in the consolidated financial statements of the Company from the date of acquisition, June 28, 2000, or for only the last six months of the year ended December 31, 2000 and for the full year ended December 31, 2001. At December 31, 2000, Image was merged with and into Color.

Net sales are primarily generated from the sale of Color's black text, color and magnetic character recognition toners and related consumable products, including toner cartridges and the re-filling of certain toner cartridges. We do not have a written or oral contract with our customers, and all sales are made through purchase orders. Consistent with the purchase orders and forecasts provided to us by our major customers, we provide our major suppliers with purchase orders three months in advance and an additional rolling forecast for two months. We communicate regularly and meet at least twice annually with our major customers and suppliers to assess developments in the industry and changes in the business expected from our customers to maintain an efficient supply chain. In April 2001, we changed our purchasing arrangement with our largest supplier to FOB origination from FOB destination, and we adjusted our pricing to reflect the change to costs.

Our net sales were $7.9 million for the three months ended March 31, 2002, an increase of 44% compared to $5.5 million for the three months ended March 31, 2001. In the three months ended March 31, 2002, a distributor of imaging supplies, our largest customer, accounted for approximately 47% of net sales. Of the $7.9 million in net sales for the three months ended March 31, 2002, $5.1 million were attributable to copier products of Color. The revenue increase from copier products to $5.1 million from 2002 to 2001 was $1.9 million, or 59%. We believe that sales of laser printing products will increase in future periods as a result of our factory expansion to be completed in the second quarter of 2002. We further believe that completion of these tasks, with the resulting added capacity and increased production, will increase manufacturing efficiencies and competitiveness and reduce cost of sales. Net sales made outside of the United States increased to 34% of total sales for the three months ended March 31, 2002, compared to 9% for the comparable period last year. This increase in international sales resulted primarily from the increase in sales to our two largest customers.

Our net sales were $30.5 million for the year ended December 31, 2001, or an increase of 152% compared to $12.1 million for the year ended December 31, 2000. Of the $30.5 million in net sales, $30.0 million were attributable to laser printer and copier products of Color. The remainder, $0.5 million of sales was generated by Logical's sales of high speed printing systems related consumable products. The revenue increase from copier products from $7.3 million to $20.7 million from 2000 to 2001 was $13.4 million, or 184%. Had the entire year of Image's operations been included in the year 2000, the copier product sales for 2000 would have been $12.1 million and the increase only $8.6 million or 71%. In the year ended December 31, 2001, a distributor of imaging supplies accounted for approximately 41% of net sales. Sales to this customer consist primarily of analog copier products, and as the result are expected to decline over time unless these declining sales to this customer are offset by the sale of digital copier products.

Logical's sales of printing systems and related software and consumable products for the three months ended March 31, 2002 and the year that ended on December 31, 2001 represented 2.5 percent and 2 percent of our net revenues, respectively.

ACCOUNTING PRINCIPLES

Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. At this time the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which is generally when the goods are shipped and all of our significant obligations have been satisfied.

Cost of goods sold includes direct material and labor, warranty expenses, license fees and manufacturing and service overhead. Inventories are stated at the lower of cost (first-in, first-out) or market. Equipment is depreciated using the straight-line method over the estimated useful lives of the equipment. Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvements.

Selling, general and administrative expenses include marketing and customer support staff, other marketing expenses, management and administrative personnel costs, professional services, legal and accounting fees and administrative operating costs. Selling, general and administrative costs are expensed when the costs are incurred.

Deferred charges include fees and costs related to the activities associated with the planned acquisition of business assets that we have determined have a future economic benefit. These expenditures are then capitalized into the cost of the assets upon acquisition. Management reviews these assets when the circumstances and situations change such that there is an indication that the carrying amount is not recoverable. When management's best estimate of the future economic benefit of these assets is less than the carrying amount, the carrying amount is reduced to the fair value and a write- off is recognized.

Research and development expenses include costs associated with the development of new products and significant enhancements of existing products, and consist primarily of employee salaries, benefits, consulting expenses and depreciation of laboratory equipment. With the exception of certain patented products that are coming to market, all research and development costs are expensed as they are incurred.

CRITICAL ACCOUNTING POLICIES

     Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies affect our more significant estimates and assumptions used in the preparation of our financial statements. Our significant estimates and assumptions are reviewed and any required adjustments are recorded on a quarterly basis.

     Carrying Value of Electron Beam Imaging Test Equipment. As of March 31, 2002 the net book value of our investment in electron beam imaging test equipment was approximately $1.4 million. We have estimated the useful life of this equipment to be ten years. The equipment is new technology and is used by us to support our selling, manufacturing and research and development activities in connection with Logical's DigitalColorPress. To date, however, we have not fully commercialized the DigitalColorPress, and the future benefit that we would derive from this equipment is dependent upon our successfully commercializing this technology and our products remaining competitive for at least the length of time we have estimated its useful life. Should we not be successful in fully commercializing the related DigitalColorPress products or realizing the sufficient levels of sales from such products, the equipment could become partially or fully impaired.

     Lower of Cost or Market for Inventory. Our inventories are recorded at the lower of standard cost or market. As with any manufacturer or wholesaler, economic conditions, cyclical customer demand, product introductions or pricing changes of our competitors and changes in purchasing or distribution can affect the carrying value of inventory. As circumstances warrant, we record lower of cost or market inventory adjustments. In some instances these adjustments can have a material effect on the financial results of an annual or interim period. In order to determine such adjustments, we evaluate the age, inventory turns, estimated fair value and, in the case of toner products, whether or not they can be reformulated and manufactured into other products, and record any adjustment if estimated fair value is below cost. Through periodic review of each of our inventory categories and by offering markdown or closeout pricing, we regularly take steps to sell off slower moving inventory to eliminate or lessen the effect of any lower of cost or market adjustment.

     Carrying Value of Toner Manufacturing Equipment. We are nearing the completion of the latest expansion of our toner manufacturing facility. We have approximately $7.5 million invested in the equipment and leaseholds, with a carrying value of $6 million, in connection with toner manufacturing that have estimated lives of up to twenty years. Should competing technologies or offshore competitors cause our manufacturing technology to be non-competitive, the estimated life of these assets may need to be shortened and their carrying value could be materially affected.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected information derived from the Company's twelve month audited and interim unaudited consolidated statements of operations and expressed as a percentage of net sales. All periods reflect the operating results of Logical, while the operating results of Image are only included from after the date of the merger, June 28, 2000.

                                                   Twelve Months Ended             Three Months Ended
                                                      December 31,                      March 31,
                                       ----------------------------------    ---------------------------
                                          2001        2000        1999           2002             2001
                                       --------    ----------   ---------    -------------     ---------

Net sales                                  100         100         100            100              100
Cost of goods sold                         85          85          66             84                82
Gross Profit                               15          15          34             16                18
Administrative expense                      6           7          73              6                8
Deferred charge write-off                   1           0           0              0                0
Research and development                    3           6          73              3                4
Sales and marketing                         4           4           0              4                4
Operating income                            1          -2         -112             3                2
Interest and bond expense                   1           2           3              1                2
Depreciation and amortization               2           3           1              2                3
Income before taxes                         0          -8         -113             2                0
Provision for taxes (credit)                0          -3          -45             1                0

Net income (loss)                           0          -5          -68             1                0

THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2001

Net Sales. Our net sales were $7.9 million for the three months ended March 31, 2002, an increase of 44% compared to $5.5 million for the three months ended March 31, 2001. Of the $7.9 million in net sales, $5.1 million were attributable to copier products of Color. The revenue increase from copier products to $5.1 million from 2002 to 2001 was $1.9 million, or 59%. We believe that sales of laser printing products will increase in future periods as a result of our factory expansion which is scheduled to be completed in the second quarter of 2002. We further believe that completion of these tasks, with the resulting added capacity and increased production, will increase manufacturing efficiencies and competitiveness and reduce cost of sales. Net sales made outside of the United States increased to 34% of total sales for the three months ended March 31, 2002, compared to 9% for the comparable period last year. This increase in international sales resulted primarily from the increase in sales to our two largest customers.

Cost of Goods Sold. Cost of goods sold increased by $2.1 million or 47% to $6.6 million in the three months ended March 31, 2002 from $4.5 million for the three months ended March 31, 2001. This increase was primarily due to increased net sales. Cost of goods sold as a percentage of net sales increased by 2 percentage points from 82% for the three months ended March 31, 2001 to 84% for the three months ended March 31, 2002. This increase reflected the increase in certain copier product sales at lower margins.

Gross Profit. As a result of the above factors, gross profit increased to $1.3 million in the three months ended March 31, 2002 from $1.0 million in the three months ended March 31, 2001. Gross profit as a percentage of net sales, however, decreased by 2 percentage points from 18% to 16% for the three months ended March 31, 2002, as compared to the corresponding period of the prior year. During 2002, with the completion of the factory expansion and expected increased in sales, management believes that both the gross profit dollars and percentage will improve over 2001.

Operating Expenses. Operating expenses increased $101,000 or 11% to $999,700 in the three months ended March 31, 2002 from $898,800 in the three months ended March 31, 2001. General and administrative, selling and R&D expenses decreased, as a percentage of net sales, to 13% in the three months ended March 31, 2002 from 16% in the three months ended March 31, 2001. General and administrative expenses were approximately the same at $460,000 for the three months ended March 31, 2002 and 2001. Selling expenses increased by $50,700, or 22%, in the three months ended March 31, 2002 compared to the three months ended March 31, 2001. Selling expenses increased primarily as the result of the increased marketing costs associated with the increased revenues from copier products. Research and development expenses increased by $45,500, or 21%, to $262,400 in the three months ended March 31, 2002. Research and development expenses as a percentage of net sales decreased to 3% in the three months March 31, 2002, from 4% in the three months ended March 31, 2001, reflecting the higher sales level.

Operating Income. As a result of the above factors, operating income increased by $154,800, to a profit of $270,000 in the three months ended March 31, 2002 from $115,200 in the three months ended March 31, 2001.

Interest and Finance Expense. Interest expense decreased by $39,900 in the three months ended March 31, 2002 from the three months ended March 31, 2001. The decrease was primarily the result of lower interest rates and secondarily the result of reduced interest bearing debt levels.

Other Income. Other income decreased by $1,000 from income of $8,000 to income of $7,000 in the three months ended March 31, 2002 from the three months ended March 31, 2001.

Income Taxes. As the result of our increased profit in the current year, income tax provisions were $80,000 for the three months ended March 31, 2002 compared to a tax credit of $2,000 for the three months ended March 31, 2001.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

Net Sales. Our net sales were $30.5 million for the year ended December 31, 2001, or an increase of 152% compared to $12.1 million for the year ended December 31, 2000. Of the $30.5 million in net sales, $30.0 million were attributable to laser printer and copier products of Color. The remainder, $0.5 million of sales was generated by Logical's sales of high speed printing systems related consumable products. The revenue increase from copier products from $7.3 million to $20.7 million from 2000 to 2001 was $13.4 million, or 184%. Had the entire year of Image's operations been included in the year 2000, the copier product sales for 2000 would have been $12.1 million and the increase only $8.6 million or 71%. We believe that sales of laser printing products will increase in future periods as a result of our factory expansion to be completed in the second quarter of 2002. We further believe that completion of these tasks, with the resulting added capacity and increased production, will increase manufacturing efficiencies and competitiveness and reduce cost of sales.

Cost of Goods Sold. Cost of goods sold increased by $15.7 million or 152% to $26.0 million in the year ended December 31, 2001 from $10.3 million in the year ended December 31, 2000. Had Image's entire year 2000 been included, cost of goods sold would have increased by $8.1 million or 45%. This increase was primarily due to increased net sales. Cost of goods sold as a percentage of net sales remained at 85% in the year ended December 31, 2001.

Gross Profit. As a result of the above factors, gross profit increased to $4.5 million in the year ended December 31, 2001 from $1.8 million in the year ended December 31, 2000. Gross profit as a percentage of net sales, however, in the year ended December 31, 2001 remained the same as December 31, 2000 at 15%. During 2002, with the completion of the factory expansion, management believes that both the gross profit dollars and percentage will improve over that achieved in 2001.

Operating Expenses. Operating expenses increased $1,869,000 or 88% to $3,994,000 in the year ended December 31, 2001 from $2,125,000 in the year ended December 31, 2000. Had the entire year of Image's been included in the year 2000, these expenses would have increased approximately 16%. Notwithstanding the deferred charge write-off, general and administrative, selling and R&D expenses decreased, as a percentage of net sales, to 13% in the year 2001 from 17% in the year ended December 31, 2000. General and administrative expenses increased by $809,000, or 91%, primarily as the result of only reflecting Image's expenses for the last half of the year 2000. Had Image's expenses been included for the entire year 2000, the increase would have been 15%, and that increase was largely due to increased professional fees and payroll as the result of the expanded operations of the Company. Selling expenses increased by $725,000, or 154%, in the year ended December 31, 2001 compared to the year ended December 31, 2000. Had Image's selling expenses been included for the entire year 2000, the increase would have been $315,000, or 36%, in the year ended December 31, 2001 compared to the year ended December 31, 2000. Selling expenses increased primarily as the result of the increased marketing costs associated with the increased revenues from copier products. Research and development expenses increased by $119,000, or 16%, to $883,000 in the year ended December 31, 2001. Research and development expenses as a percentage of net sales decreased to 3% in the year 2001, from 6% in the year 2000, reflecting the higher sales level. Research and development expenses, particularly in connection with toner formulation and manufacturing process development, are expected to increase further during 2002.

Deferred Charge Write-Off. An expense of $215,000 was recorded in the year ended December 31, 2001, for expenditures related to activities in connection with an acquisition of a manufacturing business that was not consummated. $53,000 of this expense was incurred during the year ended December 31, 2000 and $162,000 during the year ended December 31, 2001.

Operating Income. As a result of the above factors the operating income increased by $820,000, to a profit of $474,000 in the year ended December 31, 2001 from a loss of $346,000 in the year ended December 31, 2000.

Interest and Finance Expense. Interest expense increased by $176,000 in the year ended December 31, 2001 from the year ended December 31, 2000. Had Image's interest expense for the entire year 2000 been included in interest and finance expenses, these expenses would have actually decreased $72,000 in the year ended December 31, 2001 from $489,000 in the year ended December 31, 2000.The decrease on a full year basis was primarily the result of lower interest rates and secondarily the result of reduced interest bearing debt levels.

Other Income. Other income increased by $434,000 from expenses of $404,000 to income of $30,000 in the year ended December 31, 2001 from the year ended December 31, 2000. This increase was primarily due to not having the expenses in 2001 for the relocation of the Company's manufacturing facilities and disposal of equipment that was experienced during 2000.

Income Taxes. As the result of the Company's increased profit in the current year, income tax provisions were $37,000 for the year ended December 31, 2001 compared to a tax credit of $333,000 for the year ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2002, our working capital was approximately $2.7 million and our current ratio was 1.34 to 1. At the year ended December 31, 2001, working capital was approximately $2.6 million and our current ratio was 1.35 to 1.

Cash flows provided by operating activities were $38,000 in the three months ended March 31, 2002 compared to $252,000 in the three months ended March 31, 2001. The cash flows provided by operating activities in the three months ended March 31, 2002 decreased primarily from carrying higher levels of accounts receivable and our reducing payables and accrued liabilities during 2002. While accounts and other receivables increased by $456,000, reflecting our growth in net sales, in the three months ended March 31, 2002, this use of cash flow was partially offset by a reduction of inventory for the same period of $241,000. We have improved our inventory turnover beyond that which is reflected in the inventory balances. As the result of changing to purchasing from our largest vendor at terms of freight on board at origination, we have some $700,000 of inventory in transit at March 31, 2002. While, on the other hand, we had no inventory in transit at March 31, 2001. Had we not changed the terms of our purchasing from our largest vendor, our inventory at March 31, 2002 would have been approximately $5.1 million compared to $6.1 million at March 31, 2001, or a reduction to inventory of $1 million, or 16%, while net sales increased 44%.

Cash flows used in investing activities were $300,000 in the three months ended March 31, 2002, compared to $328,000 in the three months ended March 31, 2001. Included in cash flows used in investing activities in the three months ended March 31, 2002, was $296,000 in capital expenditures in connection with the completion of our factory expansion.

We have a $2.5 million revolving line of credit with our bank that has an outstanding balance as of March 31, 2002 of $1,432,000. At the end of each month, for the following month, we have an interest rate option of either the one-month LIBOR interest rate in effect two business days before the first day of the month plus 2.50% or our bank's prime interest rate minus 0.25%. As of March 31, 2002, the interest rate was the one-month Libor rate of 2.25% plus 2.50% (6.87%). This revolving line of credit has a June 30, 2002 expiration date, and we expect to renew this revolving line of credit for an additional year on or about June 30, 2002.

Under the line of credit, we are permitted to borrow up to 85% of eligible accounts receivable and 50 percent of eligible inventories (up to a maximum of $1.1 million and not to exceed 60 percent of the total outstanding). We have granted our bank a security interest in all of our assets as security for the repayment of the lines of credit.

The Bank agreement contains various covenants which the Company is required to maintain. As of March 31, 2002, the Company was in compliance with those covenants.

Cash flow provided by financing activities for the three months ended March 31, 2002 was $552,000, resulting primarily from the $500,000 loan we received from an officer. Had we not received the loan, cash flows provided by financing activities at March 31, 2002 would have been $52,000 compared to cash flows utilized in financing activities of $95,000 for the three months ended March 31, 2001.

Funds generated from operating activities and availability under credit facilities are expected to be insufficient to finance our plans to expand
operating   activities  for  the  remainder  of  2002.   Having   rescinded  two
transactions during March 2002 for the sale of our securities totaling $2,050,000, we anticipate that we will need to raise an additional $500,000 from other sources to fund these activities. To meet these requirements we intend to seek financing from our affiliates and engage in sales of our securities. We have received our bank's consent to borrow up to $1.4 million from affiliates. We borrowed $500,000 during the first quarter 2002 from an officer to meet vendor commitments for products. We intend to repay this borrowing from future sales of our common stock. Notwithstanding our success in obtaining financing in the amount of $500,000, funds on hand will be insufficient to meet our planned need for an additional $500,000, consisting of $500,000 to vendors for products. Should we not obtain these additional funds, certain operational activities would be either reduced or curtailed entirely to meet our existing commitments and a $250,000 principal payment due on our industrial development bond on July 1, 2002. We intend to fund these planned activities by either borrowing the additional funds from affiliates or selling our securities. There can be no assurance that additional financing will be available on favorable terms or that the proceeds from the sale of our securities will be available to meet these planned operating and financing activities. We believe that these operating and investing activities, if successfully completed, will increase revenues and operating margins.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers are as specified on the following table:

            NAME                            AGE                    POSITION
------------------------------------   ------------   ---------------------------------------------------------------

Michael W. Brennan                          59        Chief Executive Officer and Chairman of the Board
Sueling Wang, PhD                           49        President, Chief Operating Officer and Vice Chairman
Morris E. Van Asperen                       58        Executive Vice President, Chief Financial Officer and Director
Charles R. Allison                          69        Vice President, Sales and Marketing, and Director
Edwin C. St. Amour                          60        Director
Robert L. Langsam                           56        Director
Jui-Chi Jerry Wang                          46        Director
Jui-Kung Wang                               59        Director
Jui-Hung Wang                               55        Director
Victor A. Hollander, CPA                    69        Director

     Michael W. Brennan became Chairman of the Board and Chief Executive Officer of Color Imaging, Inc. in June 2000, when Logical Imaging Solutions, Inc. (Logical) became a wholly owned subsidiary of Color. From 1997 to 2000, he served as a director and President of Logical. From 1991 to 1995 he served as President of Interscience Computer Corporation (Interscience). Mr. Brennan has a B.S. degree in electrical engineering from the University of Southern California, an M.B.A. degree from Pepperdine University, is a Fellow of the Institute of Directors (London, England) and an adjunct faculty member of the University of Phoenix. He has over twenty years of experience within the computer industry and participated in the founding of four companies that became publicly held corporations; three in the U.S. (Computer Automation, Datum, Inc. and Interscience) and one on the London International Stock Exchange (Optim
PLC). Mr. Brennan has developed many successful products within the computer industry and holds patents on processes that are widely used in high-speed printing.

     Sueling Wang, PhD., became President, Chief Operating Officer and Vice-Chairman of Color in June 2000. From 1989 to 2000, he served as President and director of Color Image, Inc. which was merged with Color. Dr. Wang was also a founder of Color Image Inc. In 1998, Dr. Wang was a founding member of Kings Brothers LLC, which leases space to Color used for our headquarters and manufacturing facilities in Norcross, Georgia. Dr. Wang received a M.S. degree from the University of Windsor, in Ontario, Canada and a PhD degree from the University of Detroit. Dr. Wang's expertise in resin synthesis brought him into the toner industry and led to the formation of Color Image, Inc. in 1989.

     Morris E. Van Asperen has served as Executive Vice President, Chief Financial Officer and director of Color since June 2000 and Secretary since June 2001. Since 1998, he has served as director of Logical. From 1986 to 2000, he was employed by National Bank of California in various positions most recently as Executive Vice President and Credit Administrator. Mr. Van Asperen also has extensive experience as a financial and management consultant to businesses of up to $50 million in revenues and 1,000 employees in construction, household goods, industrial glass, and electronics manufacturing and software development. From 1977 to 1984, he served as Vice President & Chief Financial Officer of ATE Associates, Inc., a supplier of test fixtures and software for numerous military aircraft programs. Mr. Van Asperen received a B.S. degree in Mathematics from the University of Oklahoma and an M.B.A. degree from Pepperdine University.

     Charles R. Allison has served as Vice President, Marketing and Sales and director of Color since June 2000. From 1992 to 2000, he served as Vice President of Marketing and Sales of Color Image, Inc., which was merged with and into Color. From 1982 to 1991, he served as Vice President of Sales and Marketing, and general manager, at Synfax Manufacturing, Inc., an early developer of consumable products for EBI-based printing technologies. Mr. Allison has held other senior positions in the printing/imaging industry, including positions with Minolta Corporation, Litton Business Systems and Royal McBee.

     Edwin C. St. Amour has served as a director of Color since June 2000. In 2001, he founded Golf Car Trader, Inc. and serves as its President. He is Chairman of American Computer Hardware Corporation having founded the company in 1979. Mr. St. Amour began developing and marketing Electron Beam Imaging (EBI) related products in the 1980's. He founded Logical in 1993 to develop EBI compatible hardware and software products and adapt this technology to produce plug-and-play products for form manufacturers. He served as Logical's' President from 1993 until 1997 and Chairman from 1993 until June 2000 when it became a subsidiary of Color. Mr. St. Amour entered the printing industry in the early sixties and began marketing forms and documents for Moore Business Forms and Standard Register Corp.

     Robert L. Langsam has served as a director of Color since June 2000. In 1980, he founded Diversified Financial Management (DFM), a financial planning services organization, and has served as its President since then. From 1975 to 1979, he was Assistant Corporate Controller for MCI Communications and was responsible for the operational accounting controls and systems, as well as extensive involvement in product pricing and filings. From 1970 to 1975, Mr. Langsam was Chief Financial Officer of the copier products division of SCM. Mr. Langsam holds a B.S. degree in Marketing/Accounting from Pace University and double MBA degrees in Finance and Taxation from Adelphi and St. John's Universities.

     Jui-Chi Wang has served as a director of Color since June 2000. From 1994 until 2000, he served as a director of Color Image, Inc., which was merged with Color. Since 1984, Mr. Wang has served as President of General Plastic Industrial Co. Ltd (GPI), a Taiwan-based plastics manufacturer specializing in injection moldings and more particularly toner cartridges and accessories for copiers and laser printers. In 1998, Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color used for our headquarters and manufacturing facilities in Norcross, Georgia. Mr. Wang received a Master's Degree in Computer Engineering from the University of Southern California.

     Jui-Hung Wang has served as a director of Color since June 2001. He was a founder and director of Color Image, Inc. until its merger with Color. He is a founder and serves as Chairman of General Plastic Industrial Co., Ltd, a leading Taiwan based manufacturer of after market injection molded cartridges and accessories for copiers and laser printers. Since January 2001, Mr. Wang has served as a director of Taiwan Yu-Tzu Company, a food company. In 1998, Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color used for our headquarters and manufacturing facilities in Norcross, Georgia. From 1986 to 1994, Mr. Wang was governor of Wu-Chi Town, Taiwan.

     Jui-Kung Wang has served as a director of Color since September 2001. He was a founder of Color Image, Inc. in 1989 and its Chairman until its merger with Color. He is a co-founder and has served as a director of General Plastic Industrial Co., Ltd, a leading Taiwan based manufacturer of after market injection molded cartridges and accessories for copiers and laser printers since 1978. In 1998 Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color we use for our headquarters and manufacturing facilities in Norcross, Georgia. Mr. Wang has been a professor of management with Tung-Hai University, Taiwan for over 20 years. He has received a bachelor's degree in economics, and MBA and PhD degrees in management.

     Victor A.  Hollander,  CPA,  has served as a director  of Color since March
2001. Mr. Hollander has been licensed to practice public accounting in California as a certified public accountant since 1958. Since February 2001, Mr. Hollander has been the manager of the securities group at Good Swartz Brown & Berns LLP, a Los Angeles - based accounting firm. From 1978 to 2001, he was a partner in the accounting firm he founded Hollander, Lumer & Co. LLP. Mr. Hollander has been involved with over twenty initial and secondary public offerings since 1990. Mr. Hollander has served on various Los Angeles Chapter, California Society of Certified Public Accounts and American Institute of Certified Public Accountants securities, ethics, accounting and auditing committees. He specializes in securities and merger and acquisition matters.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation earned by our Chief Executive Officer and the three other most highly compensated executive officers who were serving as such as of December 31, 2001 and December 31, 2000 (collectively, the Named Executive Officers), whose aggregate compensation for fiscal years 2001 and 2000 exceeded $100,000 for services rendered in all capacities to Color and its subsidiaries for that fiscal year.

                                                       SUMMARY COMPENSATION TABLE
                                    -------------------------------------------------------------------------------------------
                                                                               LONG-TERM
                                          ANNUAL COMPENSATION                 COMPENSATION
                                    -------------------------------     -------------------------
                                                                               SECURITIES
                                                                               UNDERLYING                ALL OTHER
NAME                                 YEAR            SALARY                    OPTIONS(#)              COMPENSATION (1)
--------------------------------    --------   --------------------     -------------------------     -------------------------

Michael W. Brennan                   2001                 $151,442                   150,000 (5)               $   6,403
Chief Executive Officer              2000                 $146,485                     ---                     $  25,591 (2)

Dr. Sueling Wang                     2001                 $158,423                   100,000 (5)               $  22,313 (3)
President &                          2000                 $149,159                   200,000 (6)               $  18,887 (3)
Chief Operating Officer

Morris E. Van Asperen                2001                 $146,714                   100,000 (5)               $   5,461
Executive Vice President             2000                 $ 54,294                   200,000 (7)               $      --
Chief Financial Officer &
Secretary

Charles R. Allison                   2001                 $106,379                    50,000 (5)               $  28,145 (4)
Vice President, Sales                2000                 $101,996                    50,000 (8)               $  25,902 (4)

---------------

(1) For named executive officers the amount reported represents the cost of group insurance benefits, Color's matching contribution to the 401(k) plan for the officer and other life insurance policies maintained for him, as further described in the notes for each officer, respectively.
(2) The split dollar life insurance policy is no longer in force. Premiums paid during 2000 were $15,584.
(3) The split dollar life insurance premiums were $13,526 and $16,505 during 2001 and 2000, respectively. Pursuant to the policies Color will, upon his death or earlier liquidation of each such policy, be entitled to the refund of all premium payments made by Color on the policies, and the balance of the proceeds will be paid to Mr. Wang's designated beneficiaries.
(4) The life insurance premiums paid by Color in 2001 and 2000 were $21,977 and $22,476, respectively. Color owns and is the beneficiary of this policy and maintains it to fund the deferred compensation agreement with Mr. Allison. Upon Mr. Allison's retirement, he, or his beneficiaries, are to receive 120 monthly payments of $2,500 per month or, as provided, the net present value of any unpaid amounts.
(5) Options granted by action of the board of directors on March 21, 2001. 25% vest upon grant and the balance vest 25% per year upon each anniversary of the date of grant. The options expire five years after their respective vesting date(s).
(6) The options were granted as part of the officer's employment agreement on June 28, 2000. 100,000 vested immediately and the remainder vested ratably over the next two years upon the anniversary date of the grant.
(7) The options were granted as part of the officer's employment agreement on June 28, 2000. 100,000 vested immediately and the remainder vested ratably over the next four years upon the anniversary date of the grant. Mr. Van Asperen joined Color as Executive Vice President in August 2001.
(8) The options were granted as part of the officer's employment agreement on June 28, 2000. 25,000 vested immediately and the remainder vested ratably over the next two years upon the anniversary date of the grant.

OPTION GRANTS TABLE

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 2001. No stock appreciation rights were granted during 2001.

                             STOCK OPTION GRANTS IN LAST FISCAL YEAR
                                    NUMBER OF           PERCENT OF
                                    SECURITIES            TOTAL
                                    UNDERLYING           OPTIONS                    EXERCISE
                                     OPTIONS            GRANTED TO                   OR BASE
                                     GRANTED             EMPLOYEE                     PRICE                      EXPIRATION
Name                                  (#)(1)             IN 2001                     ($/SH)                         DATE
----------------------------    ----------------- -----------------------    -----------------------    --------------------------

Michael W. Brennan                  37,500             28%                       $ 2.75                          3/21/06
                                    37,500                                                                       3/21/07
                                    37,500                                                                       3/21/08
                                    37,500                                                                       3/21/09
                                -----------------
                                    150,000

Sueling Wang                        25,000             19%                       $ 2.75                          3/21/06
                                    25,000                                                                       3/21/07
                                    25,000                                                                       3/21/08
                                    25,000                                                                       3/21/09
                                -----------------
                                    100,000

Morris E. Van Asperen               25,000             19%                       $ 2.75                          3/21/06
                                    25,000                                                                       3/21/07
                                    25,000                                                                       3/21/08
                                    25,000                                                                       3/21/09
                                -----------------
                                    100,000

Charles R. Allison                  12,500              9%                       $ 2.75                          3/21/06
                                    12,500                                                                       3/21/07
                                    12,500                                                                       3/21/08
                                    12,500                                                                       3/21/09
                                -----------------
                                    50,000

-----------------

(1) The above options were granted on March 21, 2001, become fully vested after three years and expire five years, respectively, from the vesting date(s).

OPTION EXERCISES AND YEAR-END VALUE TABLE

     None of the Named Executive Officers exercised stock options during 2001. The following table sets forth certain information regarding unexercised options held at year-end by each of the Named Executive Officers.


   AGGREGATED OPTION EXERCISES IN 2001 AND OPTION VALUES AT DECEMBER 31, 2001
                                                                                        NUMBER OF SECURITIES
                                                                                       UNDERLYING UNEXERCISED
                                                                                               OPTIONS
                                                                          --------------------------------------------------
                                  SHARES
                                 ACQUIRED                VALUE
NAME                            ON EXERCISE             REALIZED              EXERCISABLE                UNEXERCISABLE
-------------------------    ------------------      ---------------      ---------------------      -----------------------

Michael W. Brennan                   0                     0                      37,500                      112,500

Sueling Wang                         0                     0                     175,000                      125,000

Morris E. Van Asperen                0                     0                     150,000                      150,000

Charles R. Allison                   0                     0                      50,000                       50,000



   AGGREGATED OPTION EXERCISES IN 2001 AND OPTION VALUES AT DECEMBER 31, 2001
                                               VALUE OF UNEXERCISED
                                                   IN-THE-MONEY
                                                  OPTIONS ($)(1)
                                 -------------------------------------------------


NAME                                  EXERCISABLE                UNEXERCISABLE
-------------------------        -----------------------     ----------------------

Michael W. Brennan                         13,125                    39,375

Sueling Wang                              173,750                    81,250

Morris E. Van Asperen                     146,250                   108,750

Charles R. Allison                         45,625                    26,875

-----------

(1) Based on the closing price of our common stock of $3.10 on December 28, 2001.

EMPLOYMENT AGREEMENTS

On June 28, 2000, we entered into employment agreements with Michael W. Brennan, Dr. Sueling Wang, Morris E. Van Asperen, and Charles R. Allison. Each of these employment agreements has a 5 year term. We are obligated to pay Mr. Brennan and Dr. Wang annual salaries of $150,000 each with a guaranteed increase of 5% per annum over the term of the agreements. We are obligated to pay Mr. Van Asperen an annual salary of $144,000 with a guaranteed increase of 5% per annum over the term of his agreement. In addition to commissions earned under our sales incentive program, we are obligated to pay Mr. Allison an annual salary of $89,250 with a guaranteed increase of 5% per annum over the term of his agreement. Each employee may terminate the agreement upon 6 months notice to us. We may terminate each employee upon 6 months notice, provided, however, that we are obligated to pay to the employee his annual base salary, commissions or bonuses earned, and benefits for a period of 12 months after the date of such notice.

The employment agreements with the above named officers also commit us to purchasing for their benefit certain life insurance plans. For the year ended December 31, 2001, we did not have in place for either Mr. Brennan or Mr. Van Asperen such supplemental life insurance plans. We are the owners of as well as the beneficiary of a life insurance policy on Mr. Allison and we maintain it to fund the deferred compensation agreement with Mr. Allison. Upon Mr. Allison's retirement, he, or his beneficiaries, are to receive 120 monthly payments of $2,000 per month or, as provided, the net present value of any unpaid amounts. The life insurance premiums paid by us to fund Mr. Allison's deferred compensation agreement in 2001 and 2000 were $21,977 and $11,238, respectively. We pay the premiums and we are the collateral assignee of four split dollar life insurance policies owned by Dr. Wang. Pursuant to the policies we will, upon his death or earlier liquidation of each such policy, be entitled to the refund of all premium payments made by us on the policies, and the balance of the proceeds will be paid to Mr. Wang's designated beneficiaries. The split dollar life insurance premiums were $13,526 and $8,253 during 2001 and 2000, respectively. The monies due from Dr. Wang in connection with these life insurance policies at the years ended December 31, 2001 and 2000 was $112,103 and $98,578, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to Color with respect to the beneficial ownership of Color's common stock as of May 24, 2002 by:

     o each stockholder known by Color to own beneficially more than 5% of Color's common stock;

     o    each Named Executive Officer;

     o    each of Color's directors; and

     o    all directors and executive officers as a group.

     Except as otherwise indicated in the footnotes, Color believes that the beneficial owners of the common stock listed below, have sole voting power and investment power with respect to such shares of common stock indicated. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person.

                                                                                 PERCENTAGE OF
NAME OF BENEFICIAL OWNER                           NO. OF SHARES                  OWNERSHIP(1)
-----------------------------------------     ------------------------    ---------------------------

Michael W. Brennan (2)                                     999,215                        9.8%
Sueling Wang (3)                                         1,956,551                       18.9%
Morris E. Van Asperen (4)                                  310,906                        3.0%
Charles R. Allison (5)                                      75,000                           *
Edwin St. Amour (6)                                        989,768                        9.8%
Robert L. Langsam (7)                                      143,632                        1.5%
Jui-Chi Wang (8)                                           689,450                        6.8%
Jui-Hung Wang                                              699,178                        6.9%
Jui-Kung Wang                                              316,209                        3.1%
Victor A. Hollander (9)                                    105,000                        1.0%
Executive officers and directors
   as a group (10 persons) (10)                          6,289,909                       58.0%
----------------
* Less than 1%

(1) Percentage of ownership is calculated as required by Commission Rule 13d-3(d)(1). The table above includes the number of shares underlying options and warrants which are exercisable within 60 days after the date of this proxy statement.
(2)  Includes 75,000 shares subject to options that are currently exercisable.
(3) Includes: (a) 600,000 shares owned by Sueling Wang's four children, (b) 141,204 shares owned by Yik-Li Sih, Sueling Wang's wife, in which Dr. Wang may be deemed to have pecuniary interest. Dr. Wang disclaims beneficial ownership of such 201,204 shares. Also includes 250,000 shares subject to options that are currently exercisable.
(4)  Includes 200,000 shares subject to options that are currently exercisable.
(5)  Includes 75,000 shares subject to options that are currently exercisable.
(6) Edwin St. Amour holds 979,768 shares as co-trustee (Mr. St. Amour's wife Annette is the other co-trustee) of the St. Amour Revocable Trust. Also includes 10,000 shares subject to options that are currently exercisable.
(7) Includes 10,000 shares subject to options and 55,453 shares underlying warrants that are currently exercisable.
(8)  Includes 10,000 subject to options that are currently exercisable.
(9) Includes 5,000 options and 50,000 shares underlying warrants that are currently exercisable.
(10) Includes 635,000 shares subject to options and 105,453 shares underlying warrants that are exercisable within 60 days after the date of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors, Jui-Hung Wang, Jui-Kung Wang, Sueling Wang and Jui-Chi Wang, own Kings Brothers, LLC, the landlord from which we lease our Norcross, Georgia plant. For the three months ended March 31, 2002, we paid Kings Brothers LLC $129,621 in lease payments. For the years ended December 31, 2001 and 2000, the lease payments for the plant were $505,836 and $186,427, respectively. The lease was made on April 1, 1999 and expires in April 2009.

     On November 19, 2001, we borrowed $200,000 on an unsecured basis from Kings Brothers LLC. The revolving loan bears interest at the rate of 9% per annum, matures on November 18, 2002 and is evidenced in writing. We paid the principal and interest outstanding on December 10, 2001, paying $790.38 in total interest to Kings Brothers. We borrowed this amount for general corporate purposes, including working capital. On March 20, 2002 the revolving loan arrangement was cancelled.

     We also had a short-term unsecured loan, due July 26, 2000, evidenced in writing from Kings Brothers of $240,000 with interest at 8%, paying $5,576 of interest for the year. As of December 31, 2000, all amounts outstanding under the loan were repaid. We used the proceeds of this loan for working capital.

     On June 1, 1999, the Development Authority of Gwinnett County, Georgia issued $4,100,000 of industrial development revenue bonds on behalf of us and Kings Brothers LLC. Pursuant to a certain joint debtor agreement we are jointly and severally liable with Kings Brothers to pay the amounts borrowed under the bond. The 3.5% revenue bonds are payable in varying annual principal and monthly interest payments through July 2019. The bonds are collateralized by all of our assets and the real property leased by us and owned by Kings Brothers. The majority of the proceeds $3,125,872 from the bond issue were used by us to relocate our manufacturing plant, make leasehold improvements at the new facility and to purchase certain manufacturing equipment. The remaining proceeds $974,128 were used by Kings Brothers to pay down the mortgage on its real property, some of which is leased to us. The proceeds used by Kings Brothers have been recorded as a receivable on our financial statements. We entered into a Joint Debtor Agreement with Kings Brothers LLC concerning their rights, duties and obligations in connection with the bonds. Kings Brothers and we, collectively, are obligated to repay any outstanding debt under the bonds. Amounts receivable from Kings Brothers are secured by a lien on all of Kings Brothers' real estate, including the part we lease from them, and by personal guarantees by the members of Kings Brothers. No principal payments were due for the three months ended March 31, 2002, while interest due and paid by Kings Brothers for the three months ended March 31, 2002 was $3,470. Principal due and paid by Kings Brothers to us during the years ending December 31, 2001 and 2002 was $76,032 and $0, respectively. Interest due and paid by Kings Brothers to us during the years ending December 31, 2001 and 2000 was $30,368 and $22,255, respectively. As of March 31, 2002, the principal outstanding was $3,780,000 and the portion due to us from Kings Brothers was $898,096.

     Directors Jui-Hung Wang, Jui-Kung Wang, Jui-Chi Wang, are owners in and Chairman, Auditor and President, respectively, of General Plastic Industrial Co., LTD (GPI), a Taiwanese manufacturer of injection molded cartridges and accessories for copiers and laser printers. GPI also owned and operated GPI-USA, Inc. (GPI-USA) a wholly-owned United States distributor of GPI's products. For the three months ended March 31, 2002, we purchased $433,679 of injected molded products from GPI. In 2001, we purchased $4,005,508 of copier and laser printer products from GPI for resale. In 2000, we purchased from GPI and GPI-USA $268,966 and $166,526, respectively, of copier and laser printer products.

     Directors, Jui-Hung Wang, Jui-Kung Wang, Sueling Wang and Jui-Chi J. Wang, collectively have beneficial ownership interests of 32.6% in AccuRec, LLC, a distributor of digital versatile disks. From time to time during the year ending December 31, 2000, we had short-term unsecured loans evidenced in writing and due on demand issued to AccuRec aggregating $1,850,000 and a maximum outstanding at any one time of $500,000. The interest rate on these loans was 8%, and we paid a total of $6,244 in interest during 2000. As of December 31, 2000 all amounts outstanding under such loans were repaid. We used the proceeds from these loans for working capital purposes.

     Director, Sueling Wang, as trustee for two of his children, loaned us a total of $252,000 from 1998 to 1999 at an interest rate of 12% with principal and interest due at expiry. Each of the loans was paid in full during July 2000, and we paid interest in the aggregate amount of $47,205 on these loans. We used the proceeds of this loan for working capital purposes.

     On March 14, 2002, we borrowed $500,000 from director, Sueling Wang, on an unsecured basis. The loan bears interest at the rate of 12% per annum, matures on March 14, 2003 and is evidenced in writing. We borrowed this amount to meet a supplier commitment for product. As of March 31, 2002, interest accrued and unpaid on the note was $2,795, and $500,000 was the outstanding principal balance. We anticipate borrowing up to another $500,000 from Dr. Wang on like terms.

     Directors Jui-Chi Wang and Jui-Hung Wang purchased 350,000 and 50,000 Units (each Unit consisted of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $2.00 per share) for $700,000 and $100,000, including promissory notes, respectively. Jui-Chi Wang's $700,000 recourse promissory note without interest was made on December 1, 2001, due December 31, 2001 and paid in full on December 18, 2001. Jui-Hung Wang's $99,500 recourse promissory note without interest was made on December 24, 2001, due April 1, 2002 and paid in full on January 30, 2002. The terms of the notes were consistent with the terms of notes of third parties who purchased Units in the private placement from Color.

     We believe that the terms of the loans and borrowings from affiliates were on terms more favorable than were otherwise available from third parties.

                            DESCRIPTION OF SECURITIES

Our articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, $0.01 par value per share. As of March 31, 2002, 10,099,880 shares of our common stock are issued and outstanding. Our articles of incorporation also authorize the issuance of up to 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, we have no issued and outstanding preferred stock, and we currently have no plans to issue any shares of preferred stock. The board of directors does, however, have the authority, without action by the stockholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Such preferred stock, if and when issued, may carry rights superior to those of the common stock.

On all matters submitted to a vote of the stockholders, each holder of common stock has the right to one vote for each share held of record. Subject to any dividend preferences granted to any preferred stock that may be outstanding in the future, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

WARRANTS

COLOR WARRANTS

The following is a brief summary of certain provisions of our warrants that comprise the Units offered by us in this offering. This summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrant agreement between us and American Stock Transfer & Trust Company, the warrant agent. The address of the warrant agent is 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219 and its telephone number is (718) 921-8208. A copy of the warrant agreement has been filed as an exhibit to this registration statement of which this prospectus is a part.

Exercise Price and Terms. Each warrant entitles the registered holder thereof to purchase, at any time after the effective date of this prospectus, one share of common stock at a price of $2.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The warrants expire on December 31, 2003. The holder of any warrant may exercise such warrant, in whole or in part, by surrendering the certificate representing the warrant to the warrant agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. If any warrant is exercised in part, the unexercised balance will be returned to the warrantholder. In addition, warrantholders will not be permitted to make cashless exercises of such warrants. No fractional shares will be issued upon exercise of the warrants. Warrants may only be exercised in such multiples as are required to permit the issuance by Color of one or more whole shares. If any fraction of a share shall be issuable on the exercise of any warrant, Color shall pay an amount in cash equal to such fraction multiplied by the then current market value of a share of common stock.

Adjustment. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combination or reclassifications of our common stock. Additionally, an adjustment will be made in the case of a reclassification or exchange of our common stock, consolidation or merger of our company with or into another corporation (other than a consolidation or merger in which we are the surviving corporation), or sale of all or substantially all of our assets, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might have been purchased upon the exercise of the warrant.

Transfer, Exchange and Exercise. The warrants are in registered form and may be presented to the warrant agent for transfer, exchange or exercise at any time on or prior to their expiration on December 31, 2003, at which time the warrants become wholly void and of no value.

Warrant holder Not a Stockholder. The warrants do not confer upon holders any voting, dividend or other rights as stockholders of our company. No other modification may be made to the warrants without the consent of two-thirds of the warrantholders.

Modification of Warrant. Color and the warrant agent may make such modifications to the warrant as they deem necessary or desirable that do not adversely affect the interests of the warrant holders. No other modification may be made to the warrants without the consent of two-thirds of the warrant holders.

Current Prospectus. The warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the exercising holder of the warrants. Although we will use our best efforts to have all the shares of common stock issuable upon exercise of the warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, there can be no assurance that we will be able to do so.

Up to 961,257 shares of our common stock are issuable pursuant to warrants that we have issued to the selling stockholders, and the shares underlying these warrants are being offered hereby. These warrants are exercisable for two years from the date of issuance at an exercise price of $2.00 per share. The warrants provide for adjustments in the event of certain stock dividends, stock splits, consolidations, reclassifications or recapitalizations, and entitle the holders to receive, upon exercise of the warrant, certain distributions made to our stockholders in the event of certain significant transactions such as a reorganization or merger, the sale or lease of a significant portion of our assets or any dissolution, liquidation or winding up of our company.

CHARTER PROVISIONS AND DELAWARE LAWS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

     o    acquisition of us by means of a tender offer;

     o    acquisition of us by means of a proxy contest or otherwise; or

     o    removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti- takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Cumulative Voting. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the Board of Directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our Board of Directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors and to influence the Board of Directors' decision regarding a takeover.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

TRANSFER AGENT

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, Brooklyn, New York.

                       MATERIAL FEDERAL TAX CONSIDERATIONS

The following discussion sets forth certain federal income tax consequences, under current law, relating to the purchase and ownership of the Units and the underlying common stock and warrants. This discussion is a summary and does not purport to deal with all aspects of federal income taxation that may be applicable to an investor, nor does it consider specific facts and circumstances that may be relevant to a particular investor's tax position. Some holders, such as dealers in securities, insurance companies, tax-exempt organizations, foreign persons, and those holding Units, common stock or warrants as part of a straddle or hedge transaction, may be subject to rules that are not addressed in this discussion. This discussion is based on the current provisions of the Internal Revenue Code of 1986 and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. You should consult you own tax advisor as to the specific tax consequences to you of this offering, including the applicability of federal, state, local and foreign tax laws.

ALLOCATION OF PURCHASE PRICE

Each Unit as a whole will have a tax basis equal to the cost of the Unit. The measure of income or loss from some of the transactions described below depends on the tax basis in the warrant and the common stock comprising the Unit. The tax basis for each of the warrant and the common stock will be determined by allocating the cost of the Unit between the securities that comprise the Unit in proportion to their respective fair market values of these securities at the time of acquisition.

EXERCISE AND SALE OF WARRANTS

No gain or loss will be recognized by a holder of a warrant on the purchase of shares of common stock received upon exercise of a warrant, except that gain will be recognized to the extent cash is received in lieu of fractional shares. The tax basis of common stock received upon exercise of a warrant will equal the sum of the holder's tax basis for the exercised warrant and the warrant exercise price. The holding period of the common stock acquired will begin on the date the warrant is exercised and the common stock is purchased, and does not include the period during which the warrant was held.

Gain or loss from the sale or other disposition of a warrant, or loss in the event the warrant expires unexercised, other than on a redemption by us, will be capital gain or loss to its holder if the common stock to which the warrant relates would have been a capital asset in the hands of such holder. The capital gain or loss will be long- term capital gain or loss if the holder has held the warrant for more than one year at the time of sale, disposition or lapse. On the redemption of a warrant by us, the holder generally will realize capital gain or loss. Individuals generally have a maximum federal income tax of 20% on long-term capital gains. The deduction of capital losses is subject to limitations.

SALE OF COMMON STOCK

The sale of common stock should generally result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and such holder's tax basis in the common stock. If the common stock constitutes a capital asset in the hand of the holder, gain or loss upon the sale of the common stock will be characterized as long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year. Individuals generally have a maximum federal income tax of 20% on long-term capital gains. The deduction of capital losses is subject to limitations.


EXPIRATION OF WARRANTS WITHOUT EXERCISE

If a holder of a warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the warrant on the expiration date. The holder will have a loss equal to the amount of such holder's tax basis in the lapsed warrant. If the warrant constitutes a capital asset in the hands of the holder, the loss will be characterized as long-term or short-term capital loss, depending on whether the warrant was held for more than one year. The deduction of capital losses is subject to limitations.

                              SELLING STOCKHOLDERS

The shares set forth in the table below are being offered by the selling stockholders listed below. We have registered these shares for the selling stockholders in this offering because of registration rights we granted to the selling stockholders when we sold our common stock to them. Some of the common stock listed in the table is not presently owned by the selling stockholders, but is issuable upon exercise of warrants. The selling stockholders are not required to sell all or any of the common stock. We believe that the registration of the shares underlying the warrants, even though we may not be obligated to do so, will encourage the warrant holders to exercise the warrants, thereby benefiting us because we will receive the exercise price paid.

The following table states the name of each of the selling stockholders, states the number of shares of our common stock beneficially owned by each selling stockholder as of May 17, 2002, number of shares which may be sold for the account of each selling stockholder, the number of shares of common stock that will be beneficially owned by each selling stockholder after the completion of the offering assuming the sale of all shares offered, and the percentage of Color common stock owned by each selling stockholder after the completion of the offering, assuming the sale of all shares offered.

                                                                                                     BENEFICIAL OWNERSHIP
                                                                                                     AFTER THE OFFERING (2)
                                               SHARES OWNED               SHARES TO BE        --------------------------------------
            NAME                            BEFORE OFFERING (1)         SOLD IN OFFERING           SHARES              PERCENTAGE
-------------------------------------    --------------------------   ----------------------  -----------------      ---------------

The Blaine Group, Inc. (3)...........              10,000                      10,000                   0                   0
Sueling Wang (4).....................           1,815,347                     856,847             958,500                6.8%
Gerald M. Chizever (5)...............              45,000                      45,000                   0                   0
Allan Duboff (6).....................              10,000                      10,000                   0                   0
Kresimir Peharda (7).................               5,455                       5,455                   0                   0
Fredric N. Richman (8)...............              25,000                      25,000                   0                   0
Yik-Li Sih (9).......................             141,204                      95,204              46,000                   *
Sal G. Giacinto (10).................              15,000                      15,000                   0                   0
Patrick D. Salas (11)................              15,000                      15,000                   0                   0
Brian N. Hollander (12)..............              20,000                      20,000                   0                   0
Howard Kaufman (13)..................               2,629                       2,000                 629                   *
Jui-Chi Wang (14)....................             689,450                     618,835              70,615                   *
Maynard Hollander (15)...............              50,000                      50,000                   0                   0
Shobha Patel (16)....................              12,260                       7,260               5,000                   *
Mark Edward Palmer (17)..............               9,000                       9,000                   0                   0
Victor A. Hollander (18).............             105,000                     100,000               5,000                   0
Jui-Hung Wang (19)...................             704,178                     563,173             141,005                1.0%
Chechang Yeh.........................             445,205                     145,205             300,000                2.1%
Jui-Kung Wang........................             316,209                     120,204             196,005                1.4%
Burns Hoffman (20)...................             200,000                     200,000                   0                   0
Doug Casey (21)......................             100,000                     100,000                   0                   0
Morris H. Wolf (22)..................              25,000                      25,000                   0                   0
Arash Khalili (23)...................               2,000                       2,000                   0                   0
Howard N. Addison (24)...............              30,000                      30,000                   0                   0
Neal McNally (25)....................              25,000                      25,000                   0                   0
Carl H. Spatz (26)...................               8,697                       5,000               3,697                   *
Lancing Holdings Ltd. (27)...........              40,000                      40,000                   0                   0
Thomas D. Hesselbrock (28)...........               8,697                       5,000               3,697                   *
Lionel Brown (29)....................              25,000                      25,000                   0                   0
Flora Chung (30).....................               8,529                       3,529               5,000                   *
Chia-An L. Shieh (31)................              17,196                       7,058              10,138                   *
John G. Myers (32)...................              58,951                      58,951                   0                   0
Larry Gordon (33)....................              70,886                      70,886                   0                   0


                                       35

Stephen Chromik (34).................             450,000                     450,000                   0                   0
Colin J. Reynolds (35)...............              10,000                      10,000                   0                   0
Michael Edson (36)...................              38,880                      38,880                   0                   0
IndustriCorp and Co., Inc. FBO
   David N. Kunz IRA Rollover (37)...              50,000                      50,000                   0                   0

G-V Capital Corp. (38)...............             200,000                     100,000             100,000                   0
                                         --------------------------   ----------------------  -----------------
Total................................           5,804,773                   3,959,487           1,845,286

----------
*     Less than 1%

(1) Percentage of ownership for each holder is calculated based on 10,099,880 shares of common stock outstanding on May 17, 2002. Beneficial ownership is determined in accordance with the SEC Rule 13d-3 and generally includes shares over which the holder has voting or investment power, subject to community property laws. All shares of common stock obtainable upon conversion of securities or exercise of stock options or warrants (including those that are not currently exercisable but will become exercisable within 60 days hereafter) are considered to be beneficially owned by the person holding the options or warrants for computing that person's percentage, but are not treated as outstanding for computing the percentage of any other person.

(2) Assumes all offered Color common stock will be sold and that no additional shares of Color common stock will be issued by Color or acquired by any selling stockholder prior to the completion of the offering.

(3) Devon Blaine is the principal and sole stockholder of the Blaine Group, Inc.

(4) Dr. Wang owns directly 965,347 shares of our common stock of which 856,847 shares are offered in this prospectus. Also, includes 600,000 shares owned by Sueling Wang's four children and options to purchase 250,000 shares of common stock. Excludes 141,204 shares of common stock beneficially owned by his wife, Yik-Li Sih. Dr. Wang is a director and officer of our company.

(5) Mr. Chizever owns directly 22,500 shares of our common stock and 22,500 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder. Mr. Chizever is a partner of Richman Mann Chizever Phillips & Duboff, our former legal counsel.

(6) Mr. Duboff owns directly 5,000 shares of our common stock and 5,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder. Mr. Duboff is a partner of Richman Mann Chizever Phillips & Duboff, our former legal counsel.

(7) Mr. Peharda owns directly 3,955 shares of our common stock and 1,500 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder. Mr. Peharda is an attorney at Richman Mann Chizever Phillips & Duboff, our former legal counsel.

(8) Mr. Richman owns directly 12,500 shares of our common stock and 12,500 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder. Mr. Richman is a partner of Richman Mann Chizever Phillips & Duboff, our former legal counsel.

(9) The 141,204 shares of common stock beneficially owned by Ms. Sih are not included in the totals for Dr. Sueling Wang as described in note 4 above. Of the 141,204 shares owned by Ms. Sih, 95,204 may be sold for the account of the selling stockholder.

(10) Mr. Giacinto owns directly 7,500 shares of our common stock and 7,500 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(11) Mr. Salas owns directly 7,500 shares of our common stock and 7,500 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(12) Mr. Hollander owns directly 10,000 shares of our common stock and 10,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(13) Mr. Kaufman owns directly 1,629 shares of our common stock of which 1,629 shares of common stock and 381 warrants exercisable into shares of our common stock may be sold for the account of the selling stockholder.

(14) Mr. Wang owns directly 679,450 shares of our common stock of which 618,835 may be sold for the account of the selling stockholder. Includes options to purchase 10,000 shares of our common stock. Mr. Wang is one of our directors.

(15) Mr. Hollander owns directly 25,000 shares of our common stock and 25,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(16) Ms. Patel owns directly 7,260 shares of our common stock of which 7,260 shares may be sold for the account of the selling stockholder. Includes 5,000 options to purchase our common stock. Ms. Patel is one of our managers.

(17) Mr. Palmer owns directly 4,500 shares of our common stock and 4,500 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(18) Mr. Hollander owns directly 50,000 shares of our common stock, 50,000 warrants exercisable into shares of our common stock and 5,000 options to purchase shares of common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder. Mr. Hollander is one of our directors.

(19) Mr. Wang owns directly 699,178 shares of our common stock of which 563,173 shares may be sold for the account of the selling stockholder. Includes 5,000 shares of common stock underlying options to purchase common stock. Mr. Wang is one of our directors.

(20) Mr. Hoffman owns directly 100,000 shares of our common stock and 100,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(21) Mr. Casey owns directly 50,000 shares of our common stock and 50,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(22) Mr. Wolf owns directly 12,500 shares of our common stock and 12,500 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(23) Mr. Khalili owns directly 1,000 shares of our common stock and 1,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder. Mr. Khalili is an attorney at Richman Mann Chizever Phillips & Duboff, formerly legal counsel.

(24) Mr. Addison owns directly 15,000 shares of our common stock and 15,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(25) Mr. McNally owns directly 12,500 shares of our common stock and 12,500 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(26) Mr. Spatz owns directly 6,197 shares of our common stock of which 5,000 shares may be sold for the account of the selling stockholder. Includes 2,500 shares of common stock underlying warrants to purchase common stock.

(27) Lancing Holdings Ltd. owns directly 20,000 shares of our common stock and 20,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder. John Nichols is the principal and beneficial owner of Lancing Holdings Ltd.

(28) Mr. Hesselbrook owns directly 6,197 shares of our common stock of which 5,000 shares may be sold for the account of the selling stockholder. Includes 2,500 shares of common stock underlying warrants to purchase common stock.

(29) Mr. Brown owns directly 12,500 shares of our common stock and 12,500 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(30) Flora Chung owns directly 3,529 shares of our common stock and all such shares may be sold for the account of the selling stockholder. Includes 5,000 shares of common stock underlying options to purchase common stock. Ms. Chung is our accounting manager.

(31) Mr. Shieh owns directly 7,058 shares of our common stock and all such shares may be sold for the account of the selling stockholder. Includes 5,138 shares of common stock in which Ms. Shieh may be deemed to have a beneficial ownership interest which are beneficially owned by Ms. Shieh's husband, Shiuh An Shieh and 5,000 shares of common stock underlying options to purchase common stock. Mr. Shieh is our controller.

(32) Includes 58,951 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(33) Includes 70,886 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(34) Mr. Chromik owns directly 150,000 shares of our common stock and 300,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(35) Mr. Reynolds owns directly 5,000 shares of our common stock and 5,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(36) Mr. Edson owns directly 12,960 shares of our common stock and 25,920 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(37) Mr. Kunz IRA owns directly 25,000 shares of our common stock and 25,000 warrants exercisable into shares of our common stock. All such shares and warrants exercisable into shares of common stock may be sold for the account of the selling stockholder.

(38) G-V Capital Corp. owns directly 100,000 shares of our common stock and 100,000 warrants exercisable into shares of our common stock. All such warrants exercisable into shares of our common stock may be sold for the account of the selling stockholder. Lawrence E. Kaplan is the principal and beneficial owner of G-V Capital Corp.

                              PLAN OF DISTRIBUTION

UNITS AND SHARES OFFERED BY COLOR IMAGING, INC.

We are offering to sell up to 3,500,000 Units. The price per Unit is $2.00 for an aggregate offering price of $7,000,000. Each Unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $2.00. The warrant expires on December 31, 2003. We will require investors to purchase at least 100,000 Units.

Alternatively, investors purchasing a minimum of 1,000,000 shares of our common stock may purchase such shares at $1.40 per share; provided that, any such purchaser agrees to a contractual lock-up for a period of 9 months. Shares of common stock purchased at $1.40 per share will not include warrants.

Our offer is limited to a maximum of either 7,000,000 shares of common stock or 3,500,000 Units or a combination thereof.

Our officers and directors will offer and sell the Units and shares of common stock directly to investors. Officers and directors will not receive any commission from the sale of any Units or common stock. Officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions included the following:

     o    None   of  the   selling   persons   are   subject   to  a   statutory
          disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation;

     o None of such persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     o None of the selling persons are, at the time of participation, an associated person of a broker-dealer; and

     o    All of the selling  persons meet the  conditions  of paragraph  (a)(4)
          (ii) of Rule 3a4-1 of the Exchange Act, in that they:

          o primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

          o are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and

          o do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

Since the offering is self-underwritten, we intend to distribute this prospectus to potential investors with whom management is acquainted who are interested in us and a possible investment in the offering.

This offering will commence on the date of this prospectus and continue until June 30, 2003, unless we sell all the Units or our common stock prior to that date or the date is otherwise extended until December 31, 2003. We may terminate this offering at any time, for any reason; thus not selling any or all of the Units or common stock offered. There is no minimum number of Units or shares of common stock that we are required to sell.

Subscription Procedure

If you decide to subscribe for Units or shares of common stock in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds to us, for acceptance or rejection. You may subscribe for the minimum number or more of our Units or shares of common stock in this offering. All checks should be made payable to Color Imaging, Inc. A copy of the subscription agreement will accompany a prospectus or may be obtained from us by persons who have received a prospectus and requested the agreement. We may not accept a subscription for Units or shares of common stock until at least five business days after the date you receive this prospectus. We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Subscriptions for securities will be accepted or rejected promptly. Once accepted, the funds will be deposited in an account maintained by us and considered assets of Color once cleared by our bank. Subscription funds will not be deposited in an escrow account. We will immediately use all of the proceeds received from the sale of the Units or shares of common stock. The proceeds shall be non-refundable except as required by law. Certificates for the securities purchased will be issued and distributed by our transfer agent, within a reasonable time after a subscription is accepted and "good funds" are received in our account. Certificates will be sent to the address supplied in the investor's subscription agreement.

Our officers, directors and their affiliates may purchase Units or shares of common stock in this offering.

We may utilize broker-dealer(s) or underwriter(s) to offer and sell the Units or shares of our common stock. Other than broker-dealer(s), underwriter(s) or finders, we do not intend to pay compensation to any other person in connection with the offer and sale of the Units or our common stock.

If sales are made to broker-dealers as principals, we will file a post-effective amendment to the registration statement of which the prospectus forms a part. In such post-effective amendment, we will disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales. In addition, if any shares of common stock or warrants offered for sale pursuant to this prospectus are transferred for value, subsequent holders cannot use this prospectus until a post-effective amendment is filed, naming such holders.

Broker-dealers  may  engage  other   broker-dealers  to  participate  in  sales.
Broker-dealers may receive commissions or discounts from the selling of our common stock or warrants (or if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any broker-dealer that assists with the sale of our common stock and warrants may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of our stock as a principal may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our stock and warrants against certain liabilities, including liabilities arising under the Securities Act. Because any agent, dealer or broker-dealer may be deemed to be an underwriter, such person will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a distribution of the stock and warrants, we, any selling broker-dealer and any affiliated purchasers may be subject to Regulation M, which prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of our common stock in connection with that distribution.

SELLING STOCKHOLDERS

We are registering the sale of the common stock and common stock underlying warrants on behalf of the selling stockholders, who are free to offer and sell our stock at such times, in such manner and at such prices as they may determine. We will pay the costs of registering the sales of our stock. Our common stock may be offered by the selling stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling stockholders may also use Rule 144 under the Securities Act to sell our stock, if they meet the criteria and conform to the requirements of that rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of our stock by the selling stockholders. The sales of our stock may also be effected from time to time by the following means:

     o transactions on the OTC Bulletin Board at market price through ordinary broker transactions, including block transactions;

     o    negotiated transactions; or,

     o a combination of the above methods of sale at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices

The selling stockholders may sell common stock directly to purchasers or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders.

The selling stockholders and any broker-dealers that act in connection with the sale of our common stock may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of our stock as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer commissions or broker-dealer that participates in transactions involving sales of our stock against certain liabilities, including liabilities arising under the Securities Act.

Because the selling stockholders may be deemed to be underwriters, they will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a distribution of our stock, the selling stockholders, any selling broker-dealer and any affiliated purchasers may be subject to Regulation M, which prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of our common stock in connection with that distribution. As used herein, selling stockholders, includes donees and pledgees selling our shares from a named selling stockholder after the date of this prospectus.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for Color by Arnall Golden Gregory LLP, Atlanta, Georgia.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Color our subsidiary as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, included in this prospectus and elsewhere in the registration statement have been so included herein in reliance upon the report of Lazar Levine & Felix LLP, and upon the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

     Our certificate of incorporation allows us to indemnify our officers and directors to the maximum extent allowed under Delaware law. This includes indemnification for liability which could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant under these provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               FURTHER INFORMATION

You should rely only on the information in this prospectus or any prospectus supplement hereto this prospectus. We have not authorized anyone else to provide you with different information. Offers of the securities are being made only in states where the offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

This prospectus is part of a Registration Statement on Form SB-2 that has been filed with the SEC. It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detailed information, you should read the exhibits themselves.

We are subject to the  informational  requirements  of the  Exchange Act and, in accordance  with  it,  are  required  to file  reports,  proxy  and  information statements, and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We electronically file reports, proxy and information statements, and other information with the SEC. The SEC maintains an Internet website that contains our electronically filed reports, proxy and information statements, and other information at http://www.sec.gov. We maintain Internet websites at http://www.colorimage-micr.com and at http://www.logical-imaging.com. Our common stock is traded on the NASDAQ OTC Bulletin Board under the symbol CIMG.

              INDEX TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


Consolidated Condensed Balance Sheets at March 31, 2002
(Unaudited) and December 31, 2001(Audited)..................................F-2

Consolidated Condensed Statements of Operations (Unaudited)
for the Three Months ended March 31, 2002 and 2001..........................F-3

Consolidated Condensed Statements of Cash Flows (Unaudited)
for the Three Months ended March 31, 2002 and 2001..........................F-4

Notes to Interim Unaudited Consolidated Condensed Financial
Statements..................................................................F-5

Report of Independent Certified Public Accountants..........................F-6

Consolidated Balance Sheets
for the years ended December 31, 2001 and 2000 (Restated) ..................F-7

Consolidated Statement of Operations
for the years ended December 31, 2001 and 2000 (Restated)...................F-8

Consolidated Statements of Stockholders' Equity
for the years ended December 31, 2001 and 2000 (Restated)...................F-9

Consolidated Statements of Cash Flows
for the years ended December 31, 2001 and 2000 (Restated)...................F-10

Notes to Consolidated Financial Statements
for the years ended December 31, 2001 and 2000 (Restated)...................F-11

                       COLOR IMAGING, INC. AND SUBSIDIARY
                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                        THREE MONTHS ENDED                      YEAR ENDED
                                                                            31-MAR-02                            31-DEC-01
                   ASSETS                                                  (UNAUDITED)                           (AUDITED)
                                                                 ---------------------------------      ----------------------------
CURRENT ASSETS
      Cash                                                          $                685,386               $            395,327
      Accounts receivable, net                                                     3,487,226                          3,030,995
      Inventory                                                                    5,814,898                          6,056,042
      Deferred income taxes                                                          244,238                            277,239
      Related party portion of IDR bond                                               79,596                             79,596
      Other current assets                                                           342,264                            339,141
                                                                 ---------------------------------      ----------------------------

            TOTAL CURRENT ASSETS                                                  10,653,608                         10,178,340
                                                                 ---------------------------------      ----------------------------

PROPERTY, PLANT AND EQUIPMENT - NET                                                8,585,022                          8,438,826
                                                                 ---------------------------------      ----------------------------

OTHER ASSETS
      Patent/intellectual property                                                     9,326                              5,000
      Deferred income taxes                                                          267,000                            312,000
      Related party portion of IDR bond                                              818,500                            818,500
      Other assets                                                                   224,654                            225,204
                                                                 ---------------------------------      ----------------------------

            TOTAL OTHER ASSETS                                                     1,319,480                          1,360,704
                                                                 ---------------------------------      ----------------------------

                                                                    $             20,558,110               $         19,977,870
                                                                 =================================      ============================

            LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Revolving credit lines                                        $              1,431,692               $          1,462,416
      Accounts payable                                                             4,909,611                          4,898,665
      Current portion of notes payable                                               877,684                            369,198
      Current portion of bonds payable                                               335,000                            335,000
      Other current liabilities                                                      408,129                            501,086
                                                                 ---------------------------------      ----------------------------

            TOTAL CURRENT LIABILITIES                                              7,962,116                          7,566,365
                                                                 ---------------------------------      ----------------------------

LONG TERM LIABILITIES
      Notes payable                                                                1,283,899                          1,359,000
      Bonds payable                                                                3,445,000                          3,445,000
                                                                 ---------------------------------      ----------------------------

            LONG TERM LIABILITIES                                                  4,728,899                          4,804,000
                                                                 ---------------------------------      ----------------------------

            TOTAL LIABILITIES                                                     12,691,015                         12,370,365
                                                                 ---------------------------------      ----------------------------

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
      Common stock, $.01 par value, authorized 20,000,000
         shares; 10,099,880 and 10,099,175 shares issued and
         outstanding on March 31, 2002 and
         December 31, 2001, respectively                                             100,999                            100,992
      Additional paid-in capital                                                   9,868,283                          9,873,939
      Stock subscription receivable                                                       --                           (149,000)
      Accumulated deficit                                                         (2,102,187)                        (2,218,426)
                                                                 ---------------------------------      ----------------------------

            TOTAL STOCKHOLDERS' EQUITY                                             7,867,095                          7,607,505
                                                                 ---------------------------------      ----------------------------
                                                                    $             20,558,110               $         19,977,870
                                                                 =================================      ============================


                             See Accompanying Notes

                       COLOR IMAGING, INC. AND SUBSIDIARY
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTH PERIODS ENDED MARCH 31
                                   (UNAUDITED)

                                                                2002                                  2001
                                                    -----------------------------          ----------------------------

SALES                                                  $           7,859,078                    $         5,528,316
COST OF SALES                                                      6,589,293                              4,514,325

                                                    -----------------------------          ----------------------------
GROSS PROFIT                                                       1,269,785                              1,013,991
                                                    -----------------------------          ----------------------------

OPERATING EXPENSES:
      Administrative                                                 460,966                                456,181
      Research & development                                         262,364                                216,909
      Sales & marketing                                              276,415                                225,681
                                                    -----------------------------          ----------------------------

                                                                     999,745                                898,771
                                                    -----------------------------          ----------------------------

OPERATING PROFIT                                                     270,040                                115,220
                                                    -----------------------------          ----------------------------

OTHER INCOME (EXPENSE) :
      Interest and other income                                        6,868                                  7,831
      Interest & financing expense                                   (80,663)                              (120,574)
      Non-recurring moving expense                                        --                                 (9,719)
                                                    -----------------------------          ----------------------------
                                                                     (73,795)                              (122,462)
                                                    -----------------------------          ----------------------------

INCOME (LOSS) BEFORE TAXES                                           196,245                                 (7,242)

PROVISIONS (BENEFIT) FOR INCOME TAXES                                 80,006                                 (1,900)
                                                    -----------------------------          ----------------------------

NET INCOME (LOSS)                                      $             116,239                    $            (5,342)
                                                    =============================          ============================



INCOME (LOSS) PER COMMON SHARE
      Basic                                            $                 .01                    $                --

      Diluted                                          $                 .01                    $                --

COMMON SHARES OUTSTANDING
WEIGHTED AVERAGE SHARES:

      Basic                                                       10,099,567                              7,540,551
                                                    =============================          ============================

      Diluted                                                     10,201,615                              7,877,911
                                                    =============================          ============================

                             See Accompanying Notes

                       COLOR IMAGING, INC. AND SUBSIDIARY
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                   FOR THE THREE MONTH PERIODS ENDED MARCH 31
                                   (UNAUDITED)

                                                                            2002                            2001
                                                                  --------------------------      --------------------------
Cash flows from operating activities:
   Net income                                                        $          116,239               $           (5,342)
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                          149,549                          152,200
         Deferred income taxes                                                   78,001                           (2,911)

Decrease (increase) in:
         Accounts receivable and other receivables                             (456,231)                         411,718
         Inventories                                                            241,144                         (431,680)
         Prepaid expenses and other assets                                       (2,573)                        (120,802)
Increase (decrease) in:
         Accounts payable and accrued liabilities                               (88,118)                         249,162
                                                                  --------------------------      --------------------------

         Net cash provided by operating activities                               38,011                          252,345
                                                                  --------------------------      --------------------------

Cash flows from investing activities:
      Capital expenditures                                                     (295,745)                        (220,516)
      Other assets                                                                   --                         (102,568)
      Patents and intellectual properties                                        (4,326)                          (5,000)
                                                                  --------------------------      --------------------------

         Net cash (used in)
            investing activities                                               (300,071)                        (328,084)
                                                                  --------------------------      --------------------------

Cash flows from financing activities:
   Net (payments) under line of credit                                          (30,724)                        (182,000)
   Net proceeds from sale of common stock                                       143,351                          166,543
   Proceeds from issuance of debt                                               500,000                               --
   Principal payments of long-term debt                                         (60,508)                         (79,643)
                                                                  --------------------------      --------------------------

         Net cash provided (utilized) by
            financing activities                                                552,119                          (95,100)
                                                                  --------------------------      --------------------------

         Net increase (decrease) in cash                                        290,059                         (170,839)
Cash at beginning of year                                                       395,327                          339,348
                                                                  --------------------------      --------------------------

Cash at end of period                                                $          685,386               $          168,509
                                                                  ==========================      ==========================



                             See Accompanying Notes

                       COLOR IMAGING, INC. AND SUBSIDIARY
          NOTES TO INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 March 31, 2002
                                   (Unaudited)

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited interim consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

NOTE 2. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation of the Company's property, plant, and equipment is computed using the straight-line method. The estimated useful lives are as follows:

                                                            Years
                                                           --------
       Leasehold improvements                              10 - 20
       Machinery and equipment                              5 - 20
       Furniture and fixtures                               7 - 10

NOTE 3. COMMON STOCK

From January 1, 2002 to March 31, 2002, one holder of the Company's warrants exercised 1,750 warrants on a cashless basis and was issued 705 shares of the Company's common stock. During March 2002, the Company rescinded one transaction entered into during 2001 for the sale of 25,000 shares of common stock and warrants to purchase 25,000 shares of the common stock of the Company. This transaction was retroactively reflected in the financial statements as of December 31, 2001. As of March 2002, all notes receivable from sales of Company securities have been fully paid by the investors.

On October 30, 2001, the Company issued and sold 1,000,000 shares of its common stock to one investor in exchange for $2 million. The purchase price was $2.00 per share, of which $10,000 was payable in cash and $1,990,000 was payable in the form of a recourse promissory note. The Company also agreed to issue up to 500,000 warrants exercisable at $2.00 per share to purchase the Company's common stock. In March 2002, the Company and the investor mutually rescinded this transaction and the Company has retroactively reflected this rescission as of December 31, 2001.

NOTE 4. INVENTORIES

Inventories consisted of the following components as of March 31, 2002 and December 31, 2001:

                                           March 31, 2002            December 31, 2001
                                        ------------------           -----------------
        Raw materials                    $     1,678,500             $       723,480
        Work-in-process                          992,586                     967,982
        Finished goods                         3,269,762                   4,534,410
        Obsolescence allowance                  (125,950)                   (169,830)
                                         -----------------           -----------------
               Total                     $     5,814,898             $     6,056,042
                                         =================           =================

NOTE 5. CHANGES TO BORROWING ARRANGEMENTS

The Company has a $2.5 million revolving line of credit with an outstanding balance as of March 31, 2002 of $1,431,692. At the end of each month for the following month, the Company has the interest rate option of either the one month Libor interest rate in effect two business days before the first day of the month plus 2.50% or the Bank's prime interest rate minus 0.25%. As of March 31, 2002, the interest rate was the one month Libor rate plus 2.50% (6.87%). This revolving line of credit has a June 30, 2002 expiration date.

Under the lines of credit, the Company is permitted to borrow up to 85% of eligible accounts receivable and 50 percent of eligible inventories (up to a maximum of $1.1 million and not to exceed 60 percent of the total outstanding). The Company has granted the Bank a security interest in all of the Company's assets as security for the repayment of the lines of credit.

The Bank agreement contains various covenants that the Company is required to maintain, and as of March 31, 2002 the Company was in compliance with such covenants.


NOTE 6. SIGNIFICANT CUSTOMERS

In the three month period ended March 31, 2002, two customers accounted for 47% and 21%, respectively, of net sales. The Company does not have a written or oral contract with these customers. All sales are made through purchase orders. Accounts receivable from these customers at March 31, 2002, were $1,462,000 and $711,000, respectively.


NOTE 7. SIGNIFICANT SUPPLIERS

In the three months ended March 31, 2002, the Company purchased 49% of its raw materials, components and supplies from one supplier in connection with sales to its largest customers. At March 31, 2002, the account payable to this supplier was $2,014,000.

NOTE 8. FINANCIAL REPORTING FOR BUSINESS SEGMENTS:

The Company believes that its operations are in a single industry segment involving the development and manufacture of products used in electronic printing. All of the Company's assets are domestic. The sales to unaffiliated customers by geographic region for the three month period ended March 31 are as follows:

                                      2002         2001
                                   -----------  -----------
Sales to Unaffiliated Customers:
United States                      $ 5,180,730  $ 5,019,357
Europe                               1,568,612      288,813
Asia                                   175,555       65,181
All Other                              934,181      154,965
                                   -----------  -----------
Total                              $ 7,859,078  $ 5,528,316
                                   ===========  ===========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders Color Imaging, Inc. Norcross, Georgia

We have audited the accompanying consolidated balance sheets of Color Imaging, Inc. (a Delaware corporation) and subsidiary as of December 31, 2001 and 2000 (as restated - see Note 3), and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Color Imaging, Inc. and subsidiary as of December 31, 2001 and 2000 (as restated - see Note 3), and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the Unites States of America.

                            LAZAR LEVINE & FELIX LLP

New York, New York
February 15, 2002,
except for the 3rd and 4th
paragraphs of Note 8(A)
the date of which is
March 20, 2002

                       COLOR IMAGING, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                                                        2000
                                                                                                   (AS RESTATED --
                                                                                2001                SEE NOTE 3)
                                                                         ---------------           ---------------
                               - ASSETS -
CURRENT ASSETS:
       Cash                                                                $   395,327             $     339,348
       Accounts receivable -- net of allowance for doubtful accounts
         of $100,000 for 2001 and 2000                                       3,030,995                 3,562,120
       Inventories                                                           6,056,042                 5,181,248
       Deferred taxes                                                          277,239                   155,526
       Related party portion of IDR bond -- current                             79,596                    76,032
       Other current assets                                                    339,141                   401,143
                                                                         ---------------           ---------------
                         TOTAL CURRENT ASSETS                               10,178,340                 9,715,417
                                                                         ---------------           ---------------

PROPERTY, PLANT AND EQUIPMENT -- NET                                         8,438,826                 8,256,430
                                                                         ---------------           ---------------

OTHER ASSETS:
       Patent/intellectual property                                              5,000                     5,000
       Deferred income tax                                                     312,000                   467,984
       Related party portion of IDR bond                                       818,500                   898,096
       Other assets                                                            225,204                   269,626
                                                                         ---------------           ---------------
                                                                             1,360,704                 1,640,706
                                                                         ---------------           ---------------
                                                                           $19,977,870             $  19,612,553
                                                                         ===============           ===============
            - LIABILITIES & STOCKHOLDERS' EQUITY -

CURRENT LIABILITIES:
       Revolving credit lines                                              $ 1,462,416             $   1,399,000
       Accounts payable                                                      4,898,665                 6,665,322
       Current portion of notes payable                                        369,198                   343,408
       Current portion of bonds payable                                        335,000                   320,000
       Other current liabilities                                               501,086                   370,765
                                                                         ---------------           ---------------
                       TOTAL CURRENT LIABILITIES                             7,566,365                 9,098,495
                                                                         ---------------           ---------------

LONG TERM LIABILITIES:
       Notes payable                                                         1,359,000                 1,698,058
       Bonds payable                                                         3,445,000                 3,780,000
                                                                         ---------------           ---------------

                         LONG TERM LIABILITIES                               4,804,000                 5,478,058
                                                                         ---------------           ---------------

TOTAL LIABILITIES                                                           12,370,365                14,576,553
                                                                         ---------------           ---------------

COMMITMENTS & CONTINGENCIES
STOCKHOLDERS' EQUITY:
       Common stock, $.01 par value, authorized 20,000,000 shares;
         10,099,175 and 7,490,948 shares issued and outstanding on             100,992                    74,909
       December 31, 2001 and 2000, respectively
       Additional paid-in capital                                            9,873,939                 7,229,293
       Stock subscription receivable                                         (149,000)                        --
       Accumulated deficit                                                  (2,218,426)               (2,268,202)
                                                                         ---------------           ---------------
                                                                             7,607,505                 5,036,000
                                                                         ---------------           ---------------
                                                                           $19,977,870             $  19,612,553
                                                                         ===============           ===============


See notes to consolidated financial statements.

                       COLOR IMAGING, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                    2001                2000
                                                                  (AS RESTATED -
                                                                   SEE NOTE 3)

SALES                                             $ 30,521,167       $12,108,132
COST OF SALES                                       26,053,501        10,329,418
                                                --------------   ---------------
GROSS PROFIT                                         4,467,666         1,778,714
                                                --------------   ---------------
OPERATING EXPENSES:
            Administrative                           1,698,836           889,742
            Deferred charge write-off                  215,371                --
            Research and development                   883,115           764,286
            Sales and marketing                      1,196,458           470,625
                                                --------------   ---------------
                                                     3,993,780         2,124,653
INCOME (LOSS) FROM OPERATIONS                          473,886         (345,939)
                                                --------------   ---------------
OTHER INCOME (EXPENSE):
            Interest and other (expense)                39,183         (147,988)
            Interest and financing costs             (417,107)         (241,037)
            Non-recurring moving expenses              (9,570)         (256,212)
                                                --------------   ---------------
                                                     (387,494)         (645,237)
                                                --------------   ---------------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES         86,392         (991,176)
PROVISION (BENEFIT) FOR INCOME TAXES                    36,616         (332,792)
                                                --------------   ---------------
NET INCOME (LOSS)                                 $     49,776      $  (658,384)
                                                ==============   ===============
INCOME (LOSS) PER COMMON SHARE:
            Basic                                         $.01            $(.09)
            Diluted                                       $.01            $(.09)


WEIGHTED AVERAGE SHARES OUTSTANDING
OUTSTANDING-BASIC                                    7,985,071         7,055,763
                         DILUTED                     8,560,369         7,154,136
                                                ==============   ===============

See notes to consolidated financial statements.

   COLOR IMAGING, INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF STOCKHOLDERS'
              EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                      ADDITIONAL         STOCK                           TOTAL
                                                          COMMON       PAID-IN        SUBSCRIPTION      ACCUMULATED    TOCKHOLDERS'
                                         SHARES           STOCK        CAPITAL         RECEIVABLE         DEFICIT        EQUITY
                                         ------           -----        -------         ----------         -------        ------

Balance at December 31, 1999
   (as restated - see Note 3)           3,999,987       $ 40,000      $3,058,241              --       $(1,609,818)     $1,488,423

Acquisition of Image                    3,000,000         30,000       3,194,039              --                --       3,224,039

Exercise of stock warrants                 46,211            462          91,960              --                --          92,422

Common stock issued in
   private placement                      444,750          4,447         885,053              --                --         889,500

Net loss for the year                          --             --              --              --          (658,384)      (658,384)
                                     -------------   ------------     -----------   -------------     -------------    -----------

Balance at December 31, 2000
   (as restated - see Note 3)           7,490,948         74,909       7,229,293              --        (2,268,202)      5,036,000

Exercise of stock warrants                 55,452            555         110,349              --                 --        110,904

Exercise of stock, warrants,
    cashless                            1,104,815         11,048        (11,048)              --                 --             --

Common stock, issued for services          10,000            100          24,900              --                 --         25,000

Common stock, issued in private
    placement                           1,437,960         14,380       2,520,445       (149,000)                 --      2,385,825

Net income for the year                        --             --              --              --             49,776         49,776
                                     -------------   ------------     -----------   -------------      -------------   -----------

Balance at December 31, 2001           10,099,175       $100,992      $9,873,939      $(149,000)       $(2,218,426)     $7,607,505
                                     =============   ============     ===========   =============      =============   ===========


See notes to consolidated financial statements.

                       COLOR IMAGING, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                        2000
                                                                                                    (AS RESTATED-
                                                                               2001                  SEE NOTE 3)
                                                                        --------------             -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                                                  $     49,776               $  (658,384)
      Adjustments to reconcile net income (loss) to net cash
         provided by operating activities:
            Depreciation and amortization                                     603,100                   379,117
            Deferred income taxes                                              34,271                  (154,294)
            Compensatory shares                                                25,000                        --
      Decrease (increase) in:
            Accounts and other receivables                                    718,471                   207,672
            Inventories                                                      (874,794)                  683,183
            Prepaid expenses and other assets                                (134,727)                   63,065
            Due from related party under IDR bond                              76,032                    81,706
      Increase (decrease) in:
            Accounts payable and accrued liabilities                       (1,630,229)                  212,450
                                                                        --------------             -------------
            NET CASH (USED IN PROVIDED BY OPERATING ACTIVITIES             (1,133,100)                  814,515
                                                                        --------------             -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures                                                   (785,496)               (2,319,955)
      Other assets                                                             53,805                   (53,805)
      Patents and intellectual properties                                          --                    (5,000)
                                                                        --------------             -------------
            NET CASH (USED IN) INVESTING ACTIVITIES                          (731,691)               (2,378,760)
                                                                        --------------             -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net borrowings under line of credit                                      63,416                  (644,135)
      Proceeds from long-term debt                                             27,865                   500,000
      Proceeds from sale of stock                                           2,496,729                   981,922
      Principal payments of long-term debt                                   (667,240)                 (118,068)
                                                                        --------------             -------------
            NET CASH PROVIDED BY FINANCING ACTIVITIES                       1,920,770                   719,719
                                                                        --------------             -------------

NET INCREASE (DECREASE) IN CASH                                                55,979                  (844,526)
      Cash at beginning of year                                               339,348                 1,183,874
                                                                        --------------             -------------

CASH AT END OF YEAR                                                      $    395,327               $   339,348
                                                                        ==============             =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during the year for:
            Income taxes                                                 $         --               $        --
                                                                        --------------             -------------
            Interest                                                     $    417,107               $   241,037
                                                                        ==============             =============


                 See notes to consolidated financial statements.


                               COLOR IMAGING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 1. DESCRIPTION OF COMPANY:

On May 16, 2000, Color Imaging, Inc., formerly known as Advatex Associates, Inc. (Advatex), Logical Acquisition Corp. (LAC), Color Acquisition Corp. (CAC), Logical Imaging Solutions, Inc. (Logical) and Color Image, Inc. (Image) entered into a Merger Agreement and Plan of Reorganization, as amended (Merger Agreement), pursuant to which LAC merged with and into Logical and CAC merged with and into Image (the Merger) and Logical and Image became wholly-owned subsidiaries of Advatex. Pursuant to the Merger Agreement, stockholders of Logical and Image exchanged their common stock for shares of common stock of Advatex. A reverse stock split of one share of common stock for 6.0779 shares of common stock was simultaneously approved for the then existing Advatex common stock. Subsequently, the equity interests in Logical were converted by virtue of the Logical Merger into approximately 3,000,000 newly issued shares of Advatex common stock, on the basis of 1.84843 Advatex Common Shares for each one share of common stock of Logical. The equity interests in Image were converted by virtue of the Image Merger into approximately 3,000,000 newly issued shares of the Advatex common stock on the basis of 15 Advatex common shares for each one share of common stock of Image. The above transactions were consummated on June 28, 2000.

Prior to the completion of the above referenced transaction, Advatex was a non-operating, fully reporting, public shell, and both Logical and Image were privately owned operating enterprises. By the terms of the Merger Agreement and Plan of Reorganization, the combination was contingent upon the agreement of all of the enterprises, and it was, therefore considered a single business combination.

Image and Logical each received the same number of shares and both the board of directors and executive officers of the Company were equally divided between the managements of Logical and Image. However, since the majority of the voting stock was held by directors coming from Logical or including former Logical directors, Logical was determined to be the accounting acquirer in the reverse merger with Advatex, based upon guidance provided by Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) Topic 2A and APB 16, regarding Business Combinations.

The fair market value of the shares being issued in the reverse acquisition transaction could not be determined and accordingly, the transaction was valued at the fair market value of the issuer's net assets, which approximated their carrying value. As a result, and consistent with treatment of a merger between a non-operating public shell and privately held entity, no goodwill was recognized.

Concurrently with the above transaction, Advatex, the legal acquirer, issued 3,000,000 shares of common stock (with a per share value of $1.00 as determined in the aforementioned reverse acquisition by Logical of Advatex) in exchange for the outstanding shares of Image. This transaction was accounted for under the purchase method of accounting (see Note 3 - Restatement). The fair value of the Image's assets was reviewed to determine the allocation of the cost of the purchase to tangible and intangible assets, including goodwill. Management determined that no adjustment to the financial statements of Image was necessary, and that the fair value of the tangible and intangible assets of Image was equivalent to their respective book values and no goodwill was recognized in this transaction. The historical financial statements are those of Logical, and the assets, liabilities and operating results of Image are only included in the consolidated financial statements of the Company from the date of acquisition, June 28, 2000.

The following unaudited pro forma results of operations were developed assuming the acquisition had occurred at the beginning of the earliest period presented.

                                         Year Ended December 31,2000
                                         (Unaudited Proforma Data)
                                        -------------------------------

        Net sales                                  $   21,204,435
        Net loss                                         (517,934)
        Loss per share                             $        (0.07)

On July 7, 2000, by a vote of the majority of stockholders, Advatex Associates, Inc. (Advatex), changed its name to Color Imaging, Inc. (the Company or Color) and approved the reverse stock split. On December 31, 2000, Image merged into Color with Color being the surviving entity. At December 31, 2001, there were 11,124,175 shares of the common stock of the Company issued and outstanding. During March 2002 two transactions for the sale of 1,025,000 shares of the Company's common stock were rescinded.

Color develops, manufactures and markets products used in electronic printing and photocopying. Color designs, manufactures and delivers black text toners, specialty toners, including color and MICR (magnetic characters used on checks and other financial documents). Color also supplies other consumable products used in electronic printing and photocopying, including toner cartridges, cartridge components, photoreceptors and imaging drums.

Logical's development efforts have focused on creating a digital variable printing process that provides high-speed, color printing systems for commercial applications. Logical designs, manufactures and delivers complete printing systems, including software, control units and print engines to its customers.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A. PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Logical Imaging Solutions, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

B. ESTIMATES AND ASSUMPTIONS:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. FINANCIAL INSTRUMENTS:

The carrying amount of the Company's financial instruments, which include cash equivalents, marketable securities, accounts receivable, accounts payable and long-term debt, approximates their fair value at December 31, 2001 and 2000.

D. CONCENTRATION OF CREDIT RISK:

Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents, marketable securities and accounts receivable. The Company attempts to limit its credit risk associated with cash equivalents and marketable securities and at December 31, 2001 its investments were in cash held in highly rated financial institutions. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring cash in advance, payment by credit card, letters of credit or guarantees. The Company's customer base is comprised principally of domestic distributors, remanufacturers of laser printing consumable products and commercial printers. Management does not believe significant risk exists in connection with the Company's concentrations of credit at December 31, 2001.

E. CASH AND CASH EQUIVALENTS:

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

F. INVENTORIES:

Inventories are stated at the lower of cost or market with cost determined by the first-in, first-out (FIFO) method for raw materials, work-in-process and finished goods. Costs in inventory include materials, direct labor, and applied manufacturing overhead.

G. PROPERTY, PLANT AND EQUIPMENT:

Property, plant, and equipment are recorded at cost. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains or losses on asset dispositions are included in the determination of net income.

Depreciation of the Company's property, plant, and equipment is computed using the straight-line method. The average estimated useful lives are as follows:

                                                            Years
                                                        --------------
             Leasehold improvements                             10
             Machinery and equipment                        5 - 10
             Furniture and fixtures                         7 - 10

H. INTANGIBLE ASSETS:

Intangible assets are comprised of patents and intellectual property. All intangible property is amortized by the straight-line method, over their respective useful lives, commencing upon completion of commercialization. Intangibles are periodically reviewed to assess recoverability from future operations using undiscounted cash flows in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of". To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

I. STOCK-BASED COMPENSATION:

The Company grants stock options for a fixed number of shares of common stock to employees with an exercise price equal to the fair value of the common stock at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations because the Company believes the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, (FAS 123) requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company"s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

J. INCOME TAXES:

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

K. REVENUE RECOGNITION:

Color designs, manufactures and sells toner used in electronic printing. Revenue from such product sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. At this time the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which is generally when the goods are shipped and all significant obligations of the Company have been satisfied. Both Logical and Color supply consumable products used in electronic printing and revenue from the sale of such consumables is also recognized when the goods are shipped. Sales of the printing systems designed and manufactured by Logical have been negligible through December 31, 2001, and accordingly, the Company has not generated revenues from warranty contracts and/or services provided for installation and maintenance.

The Company recognizes revenues in accordance with Staff Accounting Bulletin 101, Revenue Recognition in Financial statements (SAB 101). As a result, the publication of SAB 101 did not have an impact on the Company's financial statements.

L. ADVERTISING COSTS:

In accordance with SOP No. 93-7, Reporting on Advertising Costs, the Company expenses all advertising expenditures as incurred. The Company incurred $57,473 and $33,226 in advertising costs during 2001 and 2000, respectively.

M. RESEARCH AND DEVELOPMENT EXPENSES:

Research and development costs are charged to expense when incurred and aggregated $883,115 and $764,286 for 2001 and 2000, respectively.

N. EARNINGS (LOSS) PER COMMON SHARE:

Earnings per common share are calculated under the provisions of SFAS No. 128, Earnings per Share. SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Since the Company reported a loss from operations in 2000, the exercise of stock options and warrants was not assumed since the result would be antidilutive.

O. FOREIGN CURRENCY TRANSACTIONS:

During 2001, the Company began selling its products in certain overseas markets where the prices were denominated in Euros. All balance sheet accounts resulting from foreign transactions are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date and statements of operations items are translated at the weighted average exchange rates for the year. The resulting translation adjustments are made directly to a separate component of stockholders' equity. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables (or payables) are included in the consolidated statements of operations. As of December 31, 2001, there were no material balance sheet items resulting from foreign currency transactions. Losses from the settlement of foreign receivables aggregated $1,876 for the year ended December 31, 2001 and is included in other expense on the statements of operations.

P. DEFERRED CHARGES:

The Company defers certain expenditures related to the activities associated with the acquisition of business assets, which the Company has determined have a future economic benefit. These expenditures are then capitalized into the cost of the assets upon acquisition. Management reviews these assets whenever the circumstances and situations change such that there is an indication that the carrying amount is not recoverable. When management's best estimate of the future economic benefit of these assets is less than the carrying amount, the carrying amount is reduced to the fair value and a write-off is recognized. Deferred charges written off are not restored.

At December 31, 2000, the Company had recorded deferred charges aggregating $53,805 in connection with fees and costs related to the planned acquisition of a manufacturing business, and, during 2001, incurred additional costs of $161,566. The Company was not able to consummate this acquisition and, as of December 31, 2001, wrote off such deferred costs.

Q. NEW ACCOUNTING STANDARDS:

In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. (SAB No. 101). SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. Subsequently, SAB Nos. 101A and 101B were issued delaying the implementation of SAB No. 101 to the fourth quarter of 2000. The SAB requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting

Principles Board (APB) Opinion 20, Accounting Changes. The adoption of SAB No. 101 did not have a material impact on the Company's financial position or results of operations.

New accounting standards issued include SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The new standard requires that all derivatives be recognized as assets or liabilities in the statement of financial position and measured at fair value. Gains or losses resulting from changes in fair value are required to be recognized in current earnings unless specific hedge criteria are met. SFAS No. 133 became effective for the Company beginning in the first quarter of fiscal year 2001 but has had no impact on the Company's financial statements due to the Company's limited use of derivatives.

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations completed after June 30, 2001. SFAS 142 requires goodwill to be tested for impairment under certain circumstances, and written-off when impaired, rather than being amortized as previous standards required. Furthermore, SFAS 142 requires purchased intangible assets to be amortized over their estimated useful lives unless these lives are determined to be indefinite. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company is currently assessing the impact of SFAS 142 on its operating results and financial condition but does not believe it will be material.

On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supercede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations". This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an assets as held-for-sale.

NOTE 3. RESTATEMENT OF YEAR 2000 FINANCIAL STATEMENTS:

The accompanying financial statements for the year ended December 31, 2000, have been restated to reflect the business combination with Image (see Note 1) under the purchase method of accounting as opposed to the pooling of interests method, as previously reported. Accordingly, Image's financial statements are only consolidated beginning with the date of acquisition, June 28, 2000. In addition, the Company reclassified certain tangible assets that were erroneously classified as Patent/Intellectual Property. The following tables present the impact of the restatement.


                                                   As Previously
                                                     Reported        As Restated
                                                     --------        -----------
Year Ended December 31, 2000:
   Balance Sheet:
     Deferred taxes-- current                            $159,426       $155,526
     Related party portion-- IDR bond, current            100,832         76,032
     Property, plant and equipment, net                 7,384,679      8,256,430
     Patent/intellectual property                         876,751          5,000
     Deferred income tax, non-current                     464,085        467,984
     Related party portion-- IDR bond, non-current        873,296        898,096
     Accounts payable                                   6,640,402      6,665,322
     Current portion of notes payable                     351,150        343,408
     Other current liabilities                            400,276        370,765
     Notes payable-- non-current                        1,685,725      1,698,058
     Additional paid-in capital                         6,986,003      7,229,293
     Accumulated deficit                               (2,024,912)    (2,268,202)



                                                   As Previously
                                                     Reported        As Restated
                                                     --------        -----------
Year Ended December 31, 2000:
   Statement of Operations:
     Sales                                            $21,204,435    $12,108,132
     Cost of sales                                     17,946,605     10,329,418
     Administrative expenses                            1,478,075        889,742
     Research and development                           1,003,565        764,286
     Sales and marketing                                  881,176        470,625
     Interest and other income(expense)                   351,062       (147,988)
     Interest and financing costs                        (488,948)      (241,037)
     Non-recurring moving expenses                       (488,854)      (256,212)
     Benefit for income taxes                            (213,792)      (332,792)
     Net loss                                            (517,934)      (658,384)
     Basic and diluted loss per share                       $(.07)         $(.09)


See also Note 1 -- Unaudited Proforma Data

NOTE 4. INVENTORIES:


Inventories consisted of the following components as of December 31, 2001 and 2000:

                                                           2001         2000
                                                         --------    -----------
     Raw materials                                       $723,480       $794,128
     Work-in-process                                      967,982      1,275,545
     Finished goods                                     4,534,410      3,234,230
     Obsolescence allowance                             (169,830)      (122,655)
                                                     -------------   -----------
                  Total                                $6,056,042     $5,181,248

NOTE 5. PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following as of December 31, 2001 and 2000:


                                                         2001            2000
                                                      -----------    -----------
     Furniture and fixtures                              $132,310       $129,955
     Test equipment                                       456,152        412,325
     Manufacturing machinery and equipment              7,588,035      6,865,206
     Leasehold improvements                             1,268,506      1,252,021
                                                      -----------    -----------
                                                        9,445,003      8,659,507
     Less: accumulated depreciation and amortization  (1,006,177)      (403,077)
                                                      -----------    -----------
                                                       $8,438,826     $8,256,430
                                                      ===========    ===========

Depreciation and amortization expense amounted to $603,100 and $379,117 in 2001 and 2000, respectively.

NOTE 6. BORROWING ARRANGEMENTS:

As a condition of its Bank's consent to the business combination (see Note 1), the Company, on August 30, 2000, entered into an amended and restated borrowing arrangement, granting to the bank a security interest in all of the Company's assets as security for the payment of the obligations owed the bank.

The Company has a $2.5 million revolving line of credit with an outstanding balance as of December 31, 2001 of $1,462,416, which bears interest at the rate of 4.75% (the one-month libor of 2.25% plus 2.5%) as of December 31, 2001. The revolving line of credit has a June 30, 2002 expiration date. Under the line of credit, the Company is permitted to borrow 85% of eligible accounts receivable and 50% of eligible inventories (up to a maximum of $1.1 million).

The Bank agreement contains various covenants that the Company is required to maintain; fixed charge and cash flow leverage ratios of not less than 1.20:1 and not greater than 4.00:1, respectively. As of December 31, 2001, the Company was not in compliance with these covenants and received a waiver from the bank as regards these requirements for the period ending December 31, 2001. On February 7, 2002, the bank approved a modification to these covenants to a fixed charge and cash flow coverage leverage ratios of not less than 1.05:1 and not greater than 5.00:1, respectively. The Company is in compliance with these new covenants.


Long-term debt was comprised of the following as of December 31:
                                                                                         2001       2000
                                                                                         ----       ----
Term note  payable to a financial  institution  due in monthly  installments  of principal and interest of $848 through March 2003;  bears interest at 8.0%,
     collateralized  by  automobile  with a net book  value of  $26,386                $ 12,021     $20,810

Term note  payable to a financial  institution  due in monthly  installments  of principal and interest of $10,676 through  November 2005; bears interest at
     10.215%;  collateralized  by inventory,  accounts  receivable and equipment        419,245     500,000

Term note  payable  to  a  financial  institution  in  monthly  installments  of principal  and  interest  of $27,205  through  June 2006 bears  interest at
     7.90%; collateralized by inventory,  accounts receivable and equipment (see
     Note 7)                                                                          1,234,755   1,444,105

Various equipment notes maturing in 2006                                                 62,177      76,551
                                                                                    -----------  ----------
                                                                                      1,728,198   2,041,466
   Less current maturities                                                              369,198     343,408
                                                                                    -----------  ----------
                                                                                     $1,359,000  $1,698,058
                                                                                    ===========  ==========

The aggregate scheduled maturities of long-term debt for each of the next five years are as follows:

                     2002                           $369,198
                     2003                            366,423
                     2004                            396,511
                     2005                            428,542
                     2006                            167,524
                                                  -----------
                     Total                        $1,728,198
                                                  ===========

NOTE 7. INDUSTRIAL DEVELOPMENT REVENUE BOND:

On June 1, 1999, the Development Authority of Gwinnett County (the Authority), issued $4,100,000 of industrial development revenue bonds on behalf of the Company and a Related Party. The 3.5% revenue bonds are payable in varying annual principal and monthly interest payments through July 2019. The bond is secured by all the assets of the Company and by real property owned by the Related Party. The bonds along with the line of credit and term loan (see Note
6) are held by two related financial institutions.

A loan agreement between the Authority and the Company and a Related Party allows funds to effectively pass through the Authority to the Company. The majority of the proceeds, $3,125,872, were used by the Company to purchase and install certain manufacturing equipment, while $974,128 was used by the Related Party to pay down the mortgage on the real property leased to the Company. The Company and the Related Party are jointly obligated to repay any outstanding debt. Under the Joint Debtor Agreement of June 28, 2000, between the Company and the Related Party, each has agreed to be responsible to the other for their share of the bond obligations and that any party causing an act of default shall be responsible for 100% of the bond obligations. The amount for which the Related Party is responsible to the Company is reflected in current and other assets of the Company. The Related Party amounts owed to the Authority are secured by a lien on the real property leased by the Company and by personal guarantees executed by members of the Related Party. At this time, the Company believes that the Related Party portion of the bond is fully collectible. As of December 31, 2001, the bond principal outstanding was $3,780,000 and the portion due from the Related Party was $898,096.

The aggregate maturities of bonds payable for each of the next five years are as follows:

                   Company         Related Party         Total
                   -------         -------------         -----

2002                $254,600           $80,400         $335,000
2003                 266,000            84,000          350,000
2004                 281,200            88,800          370,000
2005                 296,400            93,600          390,000
2006                 307,800            97,200          405,000
Thereafter         1,475,904           454,096        1,930,000
                  ----------          ---------     ------------
Total             $2,881,904          $898,096       $3,780,000
                  ==========          =========     ============

NOTE 8. STOCKHOLDERS EQUITY:

A. COMMON STOCK AND STOCK WARRANTS:

As discussed in Note 1, the Company issued an aggregate of 6,000,000 shares of its common stock to the stockholders of Logical and Image in exchange for their shares in Logical and Image in a merger transaction. Simultaneously, in 2000, the Company effected a reverse stock split of one for 6.0779 shares of common stock.

As part of the Merger, the Company granted warrants (the New Warrant) to purchase up to 100,000 shares of the common stock of the Company to professional advisors to the Merger. The New Warrant entitles the warrant holder to purchase, at any time and for a five-year period, a share of common stock of the Company for $2.00 per share. In addition, current stockholders at December 31, 2001, own 225,507 similar warrants (the Old Warrant). The Old Warrant entitles the warrant holder to purchase, at any time until September 15, 2002, a share of common stock of the Company for $2.70 per share. As of December 31, 2001 and 2000, the Company had received $110,905 and $92,421, respectively, in proceeds from the exercise of Old Warrants.

The Company issued Units consisting of common stock and common stock underlying warrants to investors in a private placement approved by the Board of Directors on August 29, 2000. Each Unit in the private placement was priced at $2.00 and consisted of one common share of the Company's common stock and one warrant to purchase one share of common stock at an exercise price of $2.00. An additional warrant to purchase common stock of the Company, for each Unit purchased in the private placement, was issued to subscribers, at no additional cost, whose investment(s) aggregated at least $300,000. The warrants expire November 30, 2003. During 2001, the Company issued and sold 1,437,960 Units for a total of
$2,925,920 in cash and notes receivable. The Company also issued, at no additional cost, 1,312,960 additional warrants during this same period. In March 2002, subsequent to the balance sheet date, the Company rescinded one transaction entered into during 2001 for the sale of 25,000 shares of common stock and warrants to purchase 25,000 shares of the common stock of the Company. This transaction has been retroactively reflected in the financial statements as of December 31, 2001. The Company paid fees of $59,520 in connection with the private placement. Additionally, the Company issued 129,837 warrants to finders to purchase the Company's common stock at an exercise price of $2.00. During 2001, holders of the Company's warrants exercised 2,462,500 warrants on a cashless basis and received 1,104,815 shares of the Company's common stock. No underwriting discounts or commissions were paid to any person. As of March 12, 2002, all notes receivable have been fully paid by the investors.

On October 30, 2001, the Company issued and sold 1,000,000 shares of its common stock to one accredited investor in exchange for $2 million. The purchase price was $2.00 per share, of which $10,000 was payable in cash and $1,990,000 was payable in the form of a recourse promissory note, payable at the earlier to occur of (i) six months after the registration statement covering the shares is declared effective or (ii) twelve months from the date of the purchase agreement. The Company also agreed to issue up to 500,000 warrants to purchase its common stock to the investor in the event it resells the shares at a purchase price of at least $2 per share. These warrants are exercisable for one year at an exercise price of $2 per share. In March 2002, when the shares could not be registered with the Securities and Exchange Commission while the promissory note was unpaid, the Company and the investor mutually rescinded this transaction and the Company has retroactively reflected this rescission as of December 31, 2001.

B. STOCK OPTIONS:

After the Merger, on June 28, 2000, the Company granted options to acquire 500,000 shares of the common stock of the Company to senior members of the Company's management at an exercise price of $2.00 per share. The options vest over a two to four year period and expire 5 years from their respective date of vesting.

The Company granted options to acquire 710,000 shares of the common stock of the Company to employees, officers and directors at an exercise price of $2.75 per share during the year ended December 31, 2001. 535,000 options were granted to officers and employees of which 25% vested immediately and the remainder vest over 3 years. The officer and employee options expire 5 years from their respective date of vesting. Each outside director of the Company was granted options to acquire 25,000 shares of the common stock of the Company, for a total of 175,000 options, effective upon his or her election or appointment to the board of directors. The outside director options vest over 5 years, beginning with the first anniversary date of his or her appointment to the board, and expire 3 years from their respective date of vesting.

Pro forma information regarding net income and earnings per share is required by Financial Accounting Standards Board Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001 and 2000, respectively, risk-free interest rate of 4.51% and 6.02%, dividend yield of 0% and 0%, volatility factor of the expected market price of the Company's common stock of .26 and .49, and a weighted-average expected life of the option of 3 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management"s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                2001                   2000
                                                ----                   ----
      Pro forma net income (loss)               $3,021               $(840,587)
      Pro forma loss per common share:
                                 Basic             .00                    (.12)
                                 Diluted           .00                    (.12)


A summary of the Company's stock option activity, and related information for the year ended December 31 follows:

                                               2001                        2000
                                            ------------------------- -----------------------------
                                                             Weighted                   Weighted
                                                             Average                    Average
                                                             Exercise                   Exercise
                                              Shares           Price      Shares          Price
                                            -------------   --------- -------------   -------------
Outstanding, beginning of year                   500,000     $  2.00            --        $     --
      Granted                                    710,000        2.75       500,000            2.00
      Exercised                                       --          --            --              --
                                            -------------   --------- -------------   -------------
Outstanding, end of year                       1,210,000        2.44       500,000            2.00
Exercisable, end of year                         503,750        2.21       250,000            2.00
Weighted average fair value of
  options granted during the year                $  1.98                  $   1.85


The weighted-average remaining contractual life of these options is 4.8 years.

C. RETAINED EARNINGS:

The Company is limited in its ability to declare and pay dividends by the terms of certain debt agreements.

NOTE 9. PENSION PLANS AND POSTRETIREMENT BENEFITS:

The Company has adopted the Color Image, Inc. Profit Sharing Retirement Plan. Under this defined contribution plan, employees with one year or more of service who have worked at least 1,000 hours and have reached age 21 are eligible for participation. Participants may contribute between 1% and 15% of their compensation as basic contributions. The Company will match 50% of the first 3% deferred by any participant. Company contributions vest from 20% in the second year of service to 100% in the sixth year. For the years ended December 31, 2001 and 2000, the Company incurred expenses of $24,355 and $9,940, respectively.

NOTE 10. RELATED-PARTY TRANSACTIONS:

A. LEASE

The Company leases certain facilities under a ten-year real property lease agreement from Kings Brother LLC. (the Related Party -- see Note 7) which expires on April 30, 2009. The rental payments for the periods ending December 31, 2001 and 2000 were $505,836 and $186,427, respectively. See also Note 12.

B. PURCHASES

The Company purchases copier and laser printer products from an entity in which three directors have a beneficial ownership interest. Purchases for the 2001 and 2000 years aggregated approximately $4,005,500 and $435,500 respectively. See also Note 14.

NOTE 11. INCOME TAXES:

The provision for income taxes is composed of the following

                                     2001                   2000
                                   ----------           -----------
      Current:
                   Federal          $ 30,000            $ (358,157)
                   State              16,870               (79,730)
      Deferred:
                   Federal           (20,130)               78,917
                   State               9,876                26,178
                                   ----------          ------------
                                    $ 36,616            $ (332,792)
                                   ==========          ============

The components of the net deferred income tax asset as of December 31, 2001 and 2000, are as follows:

                                                             2001               2000
                                                          ----------       -----------
Deferred tax assets:
    Inventory                                             $     165         $   65,602
    Accounts receivable                                      38,340             35,980
    Accrued expenses                                         62,861             58,313
    Federal tax credits                                     172,405            195,915
    Net operating loss carryforward                         491,074            537,600
                                                          ----------       -----------
                                                            764,845            893,410
    Valuation allowance for deferred tax assets             (53,760)           (90,000)
                                                          ----------       -----------
                                                            711,085            803,410
Deferred tax liabilities:
   Fixed assets                                            (121,846)          (179,900)
                                                          ----------       -----------
   Net deferred tax asset                                 $ 589,239         $  623,510
                                                          ==========       ===========

At December 31, 2001, the Company has recorded a net deferred tax asset of $589,239 which is reflected in Current Assets and Other Assets in the consolidated balance sheet. Realization of the asset is dependent on generating sufficient taxable income in future periods. The Company had experienced operating losses for 2000 and 1999 years. A significant portion of the loss sustained in 2000 was a result of non-recurring moving expenses and management does not foresee any like charges for the next few years. The Company has taxable income for the 2001 and projects taxable income for 2002, as such, the Company believes that it is more likely than not that a substantial portion of the deferred tax asset will be realized, and consequently, has established a valuation allowance of only $53,760 as of December 31, 2001.

At December 31, 2001, the Company had net operating loss carryforwards (NOLs) of $491,074 for income tax purposes that expire in years beginning 2020.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense attributable to income before cumulative effect of accounting changes is:


                                                   2001         2000
                                                ---------    ---------
Tax at U.S. statutory rates                        34.00%     (34.00)%
State income taxes net of federal tax benefit       6.16       (4.26)
Other-net                                          (2.22)       4.69
                                                ---------    ---------
                                                  42.38%      (33.57)%
                                                =========    =========

NOTE 12. COMMITMENTS AND CONTINGENCIES:

A. LEASES:

The Company currently leases approximately 180,000 square feet in Norcross, Georgia that serves as executive headquarters and houses manufacturing facilities, research and development and sales and marketing under a lease that expires April 2009. The lease includes three options to extend the term for five years each, and contains provisions for annual rent increases through each term. The Company also leases approximately 4,000 square feet in Santa Ana, California under a month-to-month lease at the monthly rental rate of $3,072.

Minimum lease commitments are as follows:

       2002                                  $518,481
       2003                                   531,444
       2004                                   544,730
       2005                                   558,348
       2006                                   572,307
       Thereafter                           1,958,285
                                          -----------
       Total minimum lease payments       $ 4,683,595
                                          ===========

Rental expense aggregated $545,360 and $229,601 for 2001 and 2000, respectively.

B. EMPLOYMENT AGREEMENTS:

On June 28, 2000, the Company entered into employment agreements with its Chief Executive Officer, Michael W. Brennan, President, Dr. Sueling Wang, Executive Vice President and Chief Financial Officer, Morris E. Van Asperen, and Vice President of Marketing and Sales Charles R. Allison. All four of the employment agreements have a 5 year term. The Company is obligated to pay Mr. Brennan and Dr. Wang annual salaries of $150,000 with a guaranteed increase of 5% per annum over the term of the agreements. The Company is obligated to pay Mr. Van Asperen an annual salary of $144,000 with a guaranteed increase of 5% over the term of his agreement. In addition to commissions earned under the Company's sales incentive program, the Company is obligated to pay Mr. Allison an annual salary of $89,250 with a guaranteed increase of 5% per annum over the term of his agreement. Each employee may terminate the agreement upon 6 months notice to the Company. The Company may terminate each employee upon 6 months notice by the Company; provided, however, that the Company is obligated to pay to the employee his annual base salary, commissions or bonuses earned, and benefits for a period of 12 months after the date of such notice.

The employment agreements with the above named officers also commits the Company to purchasing for their benefit certain life insurance plans. For the year ended December 31, 2001, the Company did not have in place for either Mr. Brennan or Mr. Van Asperen such supplemental life insurance plans. The Company owns and is the beneficiary of a life insurance policy on Mr. Allison and maintains it to fund the deferred compensation agreement with Mr. Allison. Upon Mr. Allison's retirement, he, or his beneficiaries, are to receive 120 monthly payments of $2,000 per month or, as provided, the net present value of any unpaid amounts. The life insurance premiums paid by the Company to fund Mr. Allison's deferred compensation agreement in 2001 and 2000 were $21,977 and $11,238, respectively. The Company pays the premiums and is the collateral assignee of four split dollar life insurance policies owned by Dr. Wang. Pursuant to the policies the Company will, upon his death or earlier liquidation of each such policy, be entitled to the refund of all premium payments made by the Company on the policies, and the balance of the proceeds will be paid to Mr. Wang's designated beneficiaries. The split dollar life insurance premiums were $13,526 and $8,253 during 2001 and 2000, respectively. The monies due from Dr. Wang in connection with these life insurance policies at the years ended December 31, 2001 and 2000 was $112,103 and $98,578, respectively.

NOTE 13. SIGNIFICANT CUSTOMERS:

For the year ended December 31, 2001, three distributors/customers of imaging supplies accounted for 41%, 16% and 12% of net sales. For the year ended December 31, 2000, a reseller of imaging accounted for 57% of net sales. The Company does not have a written or oral contract with any of these customers. All sales are made through purchase orders.

NOTE 14. SIGNIFICANT SUPPLIERS:

For the years ended December 31, 2001 and 2000, the Company purchased 51% and 38%, respectively, of its raw materials, components and supplies from one supplier in connection with the sale of both printer and copier products. See also Note 10 B.

NOTE 15. FINANCIAL REPORTING FOR BUSINESS SEGMENTS:

The Company believes that its operations are in a single industry segment involving the development and manufacture of products used in electronic printing. All of the Company's assets are domestic. The sales to unaffiliated customers by geographic region are as follows:

                                          2001                2000
                                     ------------        ------------
Sales to Unaffiliated Customers:
      United States                  $23,030,483         $10,887,281
      Europe                           5,260,825             744,098
      Asia                               647,146             375,020
      All Other                        1,582,713             101,733
                                     ------------        ------------
      Total                          $30,521,167         $12,108,132
                                     ============        ============

No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Color Imaging, Inc., a selling stockholder, or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, common stock in any jurisdiction to any person to whom, it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Color Imaging, Inc. after the date of this prospectus.


                               COLOR IMAGING, INC.

                                      UP TO
                  3,500,000 UNITS OF COMMON STOCK AND WARRANTS

                                       OR

                                7,000,000 SHARES

                                       AND

                            3,959,487 SHARES OFFERED

                                       BY

                              SELLING STOCKHOLDERS
                                  -------------

                                   PROSPECTUS
                                  -------------

                                 May ____, 2002

                                     PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation generally to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, an indemnitee who acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote of directors who were not parties to such action, suit or proceeding or (iii) independent counsel, that indemnification of the indemnitee is proper because such has met the applicable standard of conduct. Section 145 provides that indemnification under its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify, to the fullest extent permitted by law, any person or such person's heirs, executors and administrators who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of our company, or is or was serving at the our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Certificate of Incorporation also provides that none of our directors will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such a director as a director other than for: (i) any breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the General Corporation Law of Delaware, or (iv) any transaction from which such director derived an improper personal benefit.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement:

SEC registration fee......................................................$2,425

Counsel fees and expenses................................................$85,000

Accounting fees and expenses.............................................$10,000

Blue Sky fees and expenses................................................$3,000

Printing expenses........................................................$10,000

Placement agent, broker-dealer or similar fees..........................$175,000

Miscellaneous.............................................................$4,575

Total...................................................................$290,000
                                                                        --------

     All of the above expenses will be paid by the registrant.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

From October 22, 2000 through December 24, 2001, we sold 1,882,710 Units at $2.00 per Unit to less than 35 purchasers in a private placement raising $3,765,420. Each Unit consisted of one share of our common stock and one warrant to purchase one share of our common stock for $2.00. We also issued 1,312,960 additional warrants at no cost to investors in our private placement whose aggregate investment was at least $300,000 which includes 12,960 warrants issued to one investor for services rendered in connection with the private placement. Through May 24, 2002, a total of 2,464,250 warrants have been exercised on a cashless basis and we have in turn issued 1,105,520 shares of our common stock. The issuance of the shares and warrants to purchase our common shares was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

On June 11, 2001, we issued 10,000 shares of our common stock to The Blaine Group, Inc. as consideration for $25,000 in services. The issuance of the shares and warrants to purchase our common shares was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

In June 2000, Color Imaging, Inc. (formerly known as Advatex Associates, Inc.) in connection with the merger described in the prospectus issued 3,000,000 shares of our common stock to the stockholders of Color Image, Inc. in exchange for 200,000 shares of Color Image, Inc. (Image) common stock and 3,000,000 shares of our common stock to the stockholders of Logical Imaging Solutions, Inc. (Logical) in exchange for 1,622,999 shares of common stock of Logical. We also issued to G-V Capital Corp., advisers to the merger, 100,000 shares of our common stock and warrants to purchase 100,000 shares of our common stock at an exercise price of $2.00, expiring July 10, 2005. Additionally, we issued, in connection with the merger, warrants to purchase 271,719 shares of our common stock at an exercise price of $2.70 per share in exchange for warrants to purchase 147,000 shares of Logical's common stock at an exercise price of $5.00. The issuance of our common stock and the common stock upon warrant exercise in connection with these transactions was exempt from the registration provisions of the Act pursuant to Section 4(2) thereof.

                                ITEM 27. EXHIBITS

Exhibit No.                Description
-----------                -----------

2.1 Merger Agreement and Plan of Reorganization dated May 16, 2000, by and between Advatex Associates, Inc., Logical Acquisition Corp., Color Acquisition Corp., Logical Imaging Solutions, Inc., and Color Image, Inc., incorporated by reference to the Registrant's Form 8-K filed on July 17, 2000.
2.2 Amendment No. 1 to the Merger Agreement and Plan of Reorganization dated June 15, 2000, incorporated by reference to the Registrant's Form 8-K filed on July 17, 2000
2.3 Amendment No. 2 to the Merger Agreement and Plan of Reorganization dated June 26, 2000, incorporated by reference to the Registrant's Form 8-K filed on July 17, 2000
3.1 Certificate of Incorporation, incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 2002.
3.2 Bylaws, incorporated by reference to the Registrant's Form 10-QSB for the quarter ended March 31, 2002.
4.1 Stock Purchase Agreement between the Company and Wall Street Consulting Corp. dated October 30, 2001
4.2       Promissory Note of Wall Street Consulting Corp. dated October 30, 2001
4.3*      Form of Warrant issued to Selling Stockholders
4.4 Loan and Security Agreement between the Company and Southtrust Bank dated May 5, 2000
4.5 Amendment of Loan Documents between the Company and SouthTrust Bank dated August 30, 2000
4.6 Second Amendment of Loan Documents between the Company and SouthTrust Bank dated November 30, 2000
4.7 Third Amendment of Loan Documents between the Company and SouthTrust Bank dated June 30, 2001
4.8 Fourth Amendment of Loan Documents between the Company and SouthTrust Bank dated November 1, 2001
4.9 Fifth Amendment of Loan Documents between the Company and SouthTrust Bank dated December 31, 2001
4.10* Sixth Amendment of Loan Documents between the Company and Southtrust Bank dated February 7, 2002
4.11 $500,000 Line of Credit Promissory Note issued to Southtrust Bank dated May 5, 2000
4.12 $500,000 Amended and Restated Line of Credit Promissory Note issued to Southtrust Bank dated August 30, 2000
4.13*     $500,000 Revolving Note Modification Agreement dated November 30, 2000
4.14      $500,000 Second  Revolving Note  Modification  Agreement dated July 5,
          2001
4.15 $1,500,000 Revolving Note between the Company and SouthTrust Bank dated June 24, 1999
4.16* $1,500,000 Revolving Note Modification Agreement between the Company and SouthTrust Bank dated May 5, 2000
4.17 $1,500,000 Second Revolving Note Modification Agreement between the Company and SouthTrust Bank dated August 30, 2000
4.18 $1,500,000 Third Revolving Note Modification Agreement between the Company and SouthTrust Bank dated November 30, 2000
4.19 $1,500,000 Fourth Revolving Note Modification Agreement between the Company and SouthTrust Bank dated July 5, 2001
4.20 $2,500,000 Fifth Revolving Note Modification Agreement between the Company and SouthTrust Bank dated December 31, 2001
4.21 $1,752,000 Installment Note between the Company and SouthTrust Bank dated June 24, 1999
4.22 $1,752,000 Term Loan Documents Modification Agreement between the Company and SouthTrust Bank dated August 30, 2000
4.23*     SouthTrust Bank waiver letter dated March 26, 2001
4.24*     SouthTrust Bank waiver letter dated May 8, 2001
4.25*     SouthTrust Bank waiver letter dated August 13, 2001
4.26*     SouthTrust Bank waiver letter dated October 31, 2001
4.27 Development Authority of Gwinnett County, Georgia Industrial Development Trust Indenture dated June 1, 1999
4.28 Loan Agreement between the Company, Kings Brothers LLC and the Development Authority of Gwinnett County, Georgia dated June 1, 1999

Exhibit No.                Description
-----------                -----------

4.29* Joint Debtor Agreement dated June 28, 2000 by and among Color Image, Inc., Kings Brothers, LLC, Dr. Sueling Wang, Jui-Chi Wang, Jui-Kung Wang, and Jui-Hung Wang
4.30* First Amendment to Joint Debtor Agreement dated January 1, 2001 by and among the Company, Kings Brothers, LLC, Dr. Sueling Wang, Jui-Chi Wang, Jui-Kung Wang, and Jui-Hung Wang
4.31* Master Security Agreement between the Company and General Electric Capital Corporation dated November 30, 2000
4.32* Promissory Note issued to General Electric Capital Corporation dated November 30, 2000
4.33* $200,000 Promissory Note between the Company and Kings Brothers LLC dated November 19, 2001
4.34* $500,000 Promissory Note between the Company and Sueling Wang dated March 14, 2002
4.35* $240,000 Promissory Note between the Company and Kings Brothers LLC dated July 6, 2000.
4.36* $50,000 Promissory Note between the Company and Daniel Wang dated October 23, 1998.
4.37* $112,000 Promissory Note between the Company and Daniel Wang dated October 16, 1998.
4.38* $90,000 Promissory Note between the Company and Michael Wang dated June 4, 1999.
4.39* $150,000 Promissory Note between the Company and AccuRec LLC dated February 3, 2000.
4.40* $200,000 Promissory Note between the Company and AccuRec LLC dated March 7, 2000.
4.41* $200,000 Promissory Note between the Company and AccuRec LLC dated April 10, 2000.
4.42* $200,000 Promissory Note between the Company and AccuRec LLC dated May 2, 2000.
4.43* $500,000 Promissory Note between the Company and AccuRec LLC dated July 5, 2000.
4.44* $200,000 Promissory Note between the Company and AccuRec LLC dated September 14, 2000.
4.45* $200,000 Promissory Note between the Company and AccuRec LLC dated October 4, 2000.
4.46* $200,000 Promissory Note between the Company and AccuRec LLC dated November 3, 2000.
5         Form of Opinion of Arnall Golden Gregory LLP regarding legality.
10.1* Employment Agreement between the Company and Michael W. Brennan dated June 28, 2000
10.2* Employment Agreement between the Company and Dr. Sueling Wang dated June 28, 2000
10.3* Employment Agreement between the Company and Morris E. Van Asperen dated June 28, 2000
10.4* Employment Agreement between the Company and Charles R. Allison dated June 30, 2000
10.5* Lease Agreement between the Company and Kings Brothers LLC dated April 1, 1999
10.6* Amendment No. 1 to Lease Agreement between the Company and Kings Brothers LLC dated April 1, 1999
10.7      Form of Warrant Agreement.
21.1      Subsidiary of Registrant.
23.1      Consent of Arnall Golden  Gregory LLP.  (included as part of Exhibit 5 hereto)
23.2*     Consent of Lazar Levine & Felix LLP
24*       Power of Attorney (included as part of the signature page hereto).
99.1* Report of Grant Thornton LLP for the Company's fiscal year ended December 31, 1999
99.2* Rescission Agreement between Joe Daley & Sons, Inc. and the Company dated March 20, 2002
99.3* Rescission Agreement between Wall Street Consulting Corp. and the Company dated March 19, 2002

* Previously filed

ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 28th day of May, 2002.

                                           Color Imaging, Inc.

                                           By: /s/ Michael W. Brennan
                                               ---------------------------------
                                           Michael W. Brennan, Chief Executive
                                           Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                        TITLE                                      DATE
-------------------------------------------     ------------------------------------------ ---------------------------


/s/ MICHAEL W. BRENNAN                          Chairman of the Board and Chief                   May 28, 2002
-------------------------------------------     Executive Officer (Principal
    Michael W. Brennan                          Executive Officer)

                        *                       President, Chief Operating Officer                May 28, 2002
-------------------------------------------     and Vice-Chairman of the Board
    Sueling Wang, PhD

/S/ MORRIS E. VAN ASPEREN                       Executive Vice president, Chief                   May 28, 2002
-------------------------------------------     Financial Officer (Principal
    Morris E. Van Asperen                       Financial and Accounting Officer),
                                                Secretary and Director

                        *                       Vice President and Director                       May 28, 2002
-------------------------------------------
    Charles R. Allison

                        *                       Director                                          May 28, 2002
-------------------------------------------
    Edwin C. St. Amour

                        *                       Director                                          May 28, 2002
-------------------------------------------
    Robert L. Langsam

                        *                       Director                                          May 28, 2002
-------------------------------------------
   Jui-Chi Wang

                        *                       Director                                          May 28, 2002
-------------------------------------------
    Jui-Kung Wang

                        *                       Director                                          May 28, 2002
-------------------------------------------
    Jui-Hung Wang

                        *                       Director                                          May 28, 2002
-------------------------------------------
    Victor A. Hollander


/s/ MICHAEL W. BRENNAN
-------------------------------------------
    Attorney-in-fact


/s/ MORRIS E. VAN ASPEREN
-------------------------------------------
    Attorney-in-fact

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